Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Originally Dated February 20, 2008

Amended by First Amendment dated January 28, 2009

Among

MARKWEST ENERGY PARTNERS, L.P.,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

RBC CAPITAL MARKETS,

as Syndication Agent

BNP PARIBAS, MORGAN STANLEY BANK and U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

and

THE LENDERS PARTY HERETO

Dated as of July 1, 2010

WELLS FARGO SECURITIES, LLC AND RBC CAPITAL MARKETS,

As Joint Lead Arrangers and Joint Lead Bookrunners

$700,000,000 Amended and Restated Senior Secured Revolving Credit Facility

i

5.09	Ownership of Property; Liens	55
5.10	Environmental Compliance	56
5.11	Insurance	56
5.12	Taxes	56
5.13	ERISA Compliance	56
5.14	Subsidiaries and Other Investments	57
5.15	Margin Regulations; Investment Company Act; Use of Proceeds	57
5.16	Disclosure	57
5.17	Labor Matters	57
5.18	Compliance with Laws	57
5.19	Third Party Approvals	57
5.20	Solvency	58
5.21	Collateral	58
5.22	Representations Regarding MWLM&R	58
Article VI. AFFIRMATIVE COVENANTS OF BORROWER		58
6.01	Financial Statements	58
6.02	Certificates; Other Information	60
6.03	Notices	60
6.04	Payment of Obligations	61
6.05	Preservation of Existence, Etc.	61
6.06	Maintenance of Assets and Business	61
6.07	Maintenance of Insurance	62
6.08	Compliance with Laws and Contractual Obligations	62
6.09	Book and Records	62
6.10	Inspection Rights	62
6.11	Compliance with ERISA	62
6.12	Use of Proceeds	63
6.13	Intentionally Omitted	63
6.14	Guaranties	63
6.15	Further Assurances; Collateral	64
6.16	Fiscal Year	65
Article VII. NEGATIVE COVENANTS OF BORROWER		66
7.01	Liens	66
7.02	Investments	68
7.03	Hedging Agreements	69
7.04	Indebtedness	69
7.05	Intentionally Omitted	70
7.06	Fundamental Changes	71
7.07	Dispositions	71
7.08	Restricted Payments	72
7.09	ERISA	72
7.10	Nature of Business; Capital Expenditures; Risk Management	72
7.11	Transactions with Affiliates	72
7.12	Burdensome Agreements	73
7.13	Use of Proceeds	73
7.14	Organizational Document Amendments	73
7.15	Financial Covenants	73
Article VIII. EVENTS OF DEFAULT AND REMEDIES		75
8.01	Events of Default	75
8.02	Remedies upon Event of Default	77
8.03	Application of Funds	78

Article IX. ADMINISTRATIVE AGENT		79
9.01	Appointment and Authorization of Administrative Agent; Lender Hedging Agreements	79
9.02	Delegation of Duties	79
9.03	Default; Collateral	80
9.04	Liability of Administrative Agent	81
9.05	Reliance by Administrative Agent	82
9.06	Notice of Default	82
9.07	Credit Decision; Disclosure of Information by Administrative Agent	82
9.08	Indemnification of Agents	83
9.09	Administrative Agent in its Individual Capacity	83
9.10	Successor Administrative Agent	84
9.11	Syndication Agent; Other Agents; Arrangers	84
9.12	Administrative Agent May File Proof Of Claim	84
9.13	Lender Hedging Agreements	85
9.14	Banking Services	85
Article X. MISCELLANEOUS		85
10.01	Amendments, Releases of Collateral, Etc.	85
10.02	Notices; Effectiveness; Electronic Communications	88
10.03	No Waiver; Cumulative Remedies; Enforcement	89
10.04	Expenses; Indemnity; Damage Waiver	90
10.05	Intentionally Omitted	92
10.06	Payments Set Aside	92
10.07	Successors and Assigns	92
10.08	Confidentiality	96
10.09	Set-off	97
10.10	Interest Rate Limitation	97
10.11	Counterparts	97
10.12	Integration	97
10.13	Survival of Representations and Warranties	98
10.14	Severability	98
10.15	Replacement of Lenders	98
10.16	Governing Law	98
10.17	Waiver of Right to Trial by Jury	99
10.18	No Advisory or Fiduciary Responsibility	99
10.19	Electronic Execution of Assignments and Certain Other Documents	99
10.20	USA PATRIOT Act Notice	100
10.21	Intentionally Omitted	100
10.22	Resignation of Administrative Agent and Collateral Agent; Appointment of Successor Administrative Agent; Assignment	100
10.23	Termination of Commitments Under Original Credit Agreement	100
10.24	No Novations, Etc.	101
10.25	ENTIRE AGREEMENT	101

ANNEXES AND SCHEDULES

ANNEX I	Commitments and Applicable Percentages
SCHEDULE 5.14	Subsidiaries and Other Equity Investments
SCHEDULE 7.01	Existing Liens
SCHEDULE 7.04	Indebtedness
SCHEDULE 10.02	Addresses for Notices to Borrower, Guarantors and Administrative Agent

EXHIBITS

EXHIBIT A:	Form of Borrowing Notice
EXHIBIT A-1	Form of Swingline Borrowing Notice
EXHIBIT A-2	Form of Interest Election Request
EXHIBIT A-3	Form of Repayment/Prepayment Notice
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Compliance Certificate
EXHIBIT D:	Assignment and Assumption
EXHIBIT E:	Form of Notice of Commitment Increase

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is entered into as of July [1], 2010 (the “Effective Date”), among MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as successor Administrative Agent, as Issuing Bank and Swingline Lender, ROYAL BANK OF CANADA, as prior administrative agent, RBC CAPITAL MARKETS, as Syndication Agent, BNP PARIBAS, MORGAN STANLEY BANK and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents, and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 10.07.

R E C I T A L S:

(1)           The Borrower, Royal Bank of Canada, individually as an initial administrative agent and collateral agent (in such capacities collectively, the “Original Administrative Agent”), JPMorgan Chase Bank, N.A. as co-syndication agent, Wachovia Bank, National Association, as co-syndication agent, Fortis Capital Corp., as co-documentation agent, SunTrust Bank, as co-documentation agent, and U.S. Bank National Association, as co-documentation agent, together with the lenders party thereto entered into that certain Credit Agreement dated as of February 20, 2008, providing for (i) a $350,000,000 revolving line of credit and (ii) a $225,000,000 term loan, and such Credit Agreement was amended by a First Amendment dated January 28, 2009 (as amended, the “Original Credit Agreement”).

(2)           Pursuant to the provisions of Section 10.07 of the Original Credit Agreement, of even date herewith a Master Assignment and Assumption Agreement was entered into whereby each of Deutsche Bank Trust Company Americas, Bank of Scotland New York Branch, Calyon New York Branch, WestLB AG, New York Branch, Union Bank of California, N.A., Amegy Bank National Association, Bank of Oklahoma, N.A., Guaranty Bank, FSB and Société Générale (collectively, the “Exiting Lenders”) assigned all of their rights and obligations under the Original Credit Agreement (including all of their respective commitments and loans and participations in letters of credit thereunder and all liens and security interests granted as security for indebtedness under the Original Credit Agreement) to UBS Loan Finance LLC, Capital One, N.A., and Sumitomo Mitsui Banking Corporation (collectively, the “New Lenders”) and the New Lenders (i) paid the Exiting Lenders the outstanding amount owed the Exiting Lenders as of the date of such assignment, (ii) assumed all of the Exiting Lenders’ rights and obligations under the Original Credit Agreement (including all of the Exiting Lenders’ respective commitments and loans and participations in letters of credit thereunder and became entitled to their pro rata share of all liens and security interests granted as security for indebtedness under the Original Credit Agreement, and (iii) became lenders under the Original Credit Agreement.

(3)           The Original Administrative Agent accepted and recorded such assignments and the Borrower also consented to such assignments and the Original Administrative Agent waived, and hereby waives, the $3,500 processing and recordation fee for each assignment provided for in Section 10.07 of the Original Credit Agreement.

(4)           The Borrower has requested certain amendments to the Original Credit Agreement which include, among other things, (i) the replacement of Royal Bank of Canada as administrative agent and collateral agent by Wells Fargo Bank, National Association, (ii) the elimination of the Term Loan Facility (as defined in the Original Credit Agreement) which was previously repaid in full, (iii) an increase in the amount of the revolving commitments to $700,000,000, and (iv) provision for up to an additional $200,000,000 in revolving commitments, and (A) the Lenders have agreed to amend and restate in its entirety the Original Credit Agreement on the terms and conditions set forth herein, to renew and rearrange the indebtedness outstanding under the Original Credit Agreement (but not to repay or pay off such indebtedness) and to increase the revolving commitments to $700,000,000 and (B) Royal Bank of

Canada, by its execution hereof has agreed to resign, and hereby resigns, as administrative agent and collateral agent pursuant to Section 9.10 of the Original Credit Agreement (and by their execution hereof, the Lenders’ and Borrower waive the 30 days’ notice of resignation requirement) and Wells Fargo Bank, National Association, pursuant to Section 9.10 of the Original Credit Agreement, by its execution hereof has agreed to become, and hereby becomes, the successor administrative agent and collateral agent and hereby succeeds to all the rights, powers and duties of the Original Administrative Agent (and by their execution hereof, the Lenders’ and Borrower hereby consent to and approve the appointment of Wells Fargo Bank, National Association as successor administrative agent and collateral agent).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Original Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

Accurate Applicable Rate has the meaning specified in the definition of “Applicable Rate”.

Acquisition means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the purchase or other acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person or of any business or division of a Person; (b) the purchase or other acquisition (whether by a merger, consolidation, amalgamation or otherwise) by the Borrower or any of its Subsidiaries of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person.

Act has the meaning specified in Section 10.20.

Adjusted Consolidated EBITDA means the sum of (a) Consolidated EBITDA for the period of determination plus (b) Material Project Consolidated EBITDA Adjustments, as determined pursuant to Section 7.15(e).

Administrative Agent means Wells Fargo in its capacity as administrative agent and collateral agent under any of the Loan Documents, successor to Royal Bank of Canada as administrative agent and collateral agent under the Original Credit Agreement or any successor administrative agent and collateral agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agent-Related Persons means the Administrative Agent, together with its Affiliates (including, in the case of Wells Fargo in its capacity as the Administrative Agent, and each Arranger, in its capacity as an Arranger), and the officers, directors, employees, agents, trustees, advisors and attorneys-in-fact of such Persons and Affiliates.

Agents means collectively the Administrative Agent, the Syndication Agent and the Documentation Agents and Agent individually means any of them.

Agreement means this Agreement, which amends and restates in its entirety the Original Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

Alternate Base Rate means, for any day a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, (i) if Alternate Base Rate is determined using the LIBO Rate in clause (c) above, the appropriate margin set forth in the pricing grid in the definition of “Applicable Rate” under the Alternate Base Rate column will be added to the amount calculated pursuant to clause (c) above for purposes of calculating interest accruing on each Alternate Base Rate Loan and (ii) the LIBO Rate for any day shall be based on the rate reported by Bloomberg L.P. in its index of rates (or any successor thereto) providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively.

Alternate Base Rate Loans means Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.

Applicable Percentage means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments of all Lenders have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s percentage of outstanding Revolving Loans and LC Exposure.

Applicable Rate means with respect to the Revolver Loans, Swingline Loans, Commitment Fees and LC Fees, the following percentages per annum set forth in the table below, on any date of determination, that corresponds to the Total Leverage Ratio at such date of determination, as calculated based on the quarterly Compliance Certificate most recently delivered pursuant to Section 6.02(a) (calculated on a pro forma basis giving effect to any Permitted Acquisitions):

Pricing Level	Total Leverage Ratio	Commitment Fee Rate	LC Fee and LIBO Rate	Alternate Base Rate Swingline Rate

1	Less than or equal to 3.25 to 1.00	0.50%	2.50%	1.50%

2	Less than or equal to 3.75 to 1.00 but greater than 3.25 to 1.00	0.50%	2.75%	1.75%

3	Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	0.50%	3.00%	2.00%

4	Less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00	0.50%	3.25%	2.25%

5	Greater than 4.75 to 1.00	0.50%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate shall be based on Level 2 of the Pricing Level until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related Compliance Certificate for the first full fiscal quarter ending after the Effective Date.

In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate based upon the foregoing pricing grid (the “Accurate Applicable Rate”) for any period that such Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a Compliance Certificate for such period, (b) the Applicable Rate shall be adjusted such that after giving effect to the corrected Compliance Certificate the Applicable Rate shall be reset to the Accurate Applicable Rate based upon the foregoing pricing grid for such period as set forth in the foregoing pricing grid and (c) if the Accurate Applicable Rate is higher than the Applicable Rate based upon the foregoing pricing grid, the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest, LC Fees and Commitment Fees owing as a result of such Accurate Applicable Rate for such period.

Approved Fund has the meaning specified in Section 10.07(g).

Arranger means collectively Wells Fargo Securities, LLC and RBC Capital Markets, in their capacities as joint lead arrangers and joint lead bookrunners.

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D.

Attorney Costs means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

Attributable Indebtedness means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Available Cash has the meaning given that term in the Partnership Agreement as in effect on the Effective Date (or if the term “Available Cash” in the Partnership Agreement is amended after the Effective Date, such amended meaning provided the Administrative Agent and Required Lenders have agreed to adopt such amended definition for purposes of this Agreement).

Bank Guaranties means guaranties or other agreements or instruments serving a similar function issued by a bank or other financial institution.

Banking Services means each and any of the following bank services provided to the Borrower or any of its Subsidiaries by any Lender or Affiliate of a Lender: (a) commercial credit cards; (b) stored value cards; and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

Banking Service Obligations means any and all obligations of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

Board means the Board of Governors of the Federal Reserve System of the United States.

Borrower has the meaning specified in the preamble hereof.

Borrower Materials has the meaning specified in Section 6.01(f).

Borrowing means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

Borrowing Date means each Business Day specified in a notice pursuant to Section 2.03 as a date on which the Borrower requests (or is deemed to have requested) the Lenders to make Loans.

Borrowing Notice means a request by the Borrower for a Borrowing in accordance with Section 2.03.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of New York, or are in fact closed and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

Cash Collateral means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the Issuing Bank, the Swingline Lender and the Lenders, as collateral for LC Exposure and/or Fronting Exposure, pursuant to documentation in form and substance satisfactory to the Administrative Agent, Issuing Bank and Swingline Lender and Cash Collateralize means to pledge or deposit Cash Collateral.

Cash Equivalents means:

(a)           US Dollars;

(b)           direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having remaining maturities of not more than 13 months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption;

(c)           certificates of deposit and Eurodollar-time deposits with maturities of 13 months or less, bankers acceptances with maturities not exceeding 180 days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $250,000,000 and having a rating of at least “A2” by Moody’s and at least “A” by S&P;

(d)           repurchase obligations with a term of not more than 13 months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;

(e)           commercial paper (having original maturities of not more than 270 days) of any Person rated “P-1” or better by Moody’s or “A-1” or the equivalent by S&P; and

(f)            money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (e) above.

CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.).

Change in Law means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

Change of Control means (a) the Borrower shall fail to own, directly or indirectly, or fail to have voting control over, 100% of the equity interests in Opco, (b) the Borrower shall fail to own, directly or indirectly, or fail to have voting control over, 100% of the Voting Stock of MarkWest Hydrocarbon, (c) the General Partner shall fail to own, directly or indirectly, 100% of the general partner interest of the Borrower, (d) any Person, entity or group (other than John Fox and members of his family, Borrower and/or any Subsidiary) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the equity interests in the General Partner or (e) any Person, entity or group (other than John Fox and members of his family) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the equity interests in the Borrower.

CI Lender has the meaning specified in the definition of “Notice of Commitment Increase”.

Code means the Internal Revenue Code of 1986.

Collateral means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party and in or upon which a Lien now or hereafter exists in favor of the Secured Parties or the Administrative Agent on behalf of the Secured Parties, whether under this Agreement, the Collateral Documents, or any other Loan Document.

Collateral Documents means (a) each Guaranty, Security Agreement and Mortgage and all other guaranties, pledge agreements, security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, notices of lien, continuation statements, extension agreements and other similar agreements or instruments executed by any Loan Party for the benefit of the Secured Parties now or hereafter delivered to the Administrative Agent or the Secured Parties pursuant to or in connection with the transactions contemplated hereby, and all financing statements, fixture filings, transmitting utility filings (or comparable documents now or hereafter filed in accordance with the UCC or comparable Law) against any Loan Party, as debtor, in favor of any Secured Party or the Administrative Agent for the benefit of the Secured Parties, as secured party, to secure or guarantee the payment of any part of the Obligations or the performance of any other duties and obligations of Borrower or any other Loan Party under the Loan Documents, whenever made or delivered, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions, restatements, and extensions of any of the foregoing.

Commercial Operation Date means the date on which a Material Project is substantially complete and commercially operable.

Commitment means, respect to each Lender, the total aggregate commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.05 and Section 2.15, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased (with such Lender’s consent) from time to time (i) pursuant to Section 2.09 and (ii) pursuant to assignments by or to such Lender pursuant to Section 10.07, (c) reduced or terminated pursuant to Section 10.15, or (d) terminated pursuant to Section 8.02(a).  The initial amount of each Lender’s Commitment is set forth on Annex I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Commitments is $700,000,000.

Commitment Fees has the meaning specified in Section 2.04(a).

Commitment Increase has the meaning specified in Section 2.09(a).

Commitment Increase Effective Date has the meaning specified in Section 2.09(a).

Compliance Certificate means a certificate substantially in the form of Exhibit C.

Consolidated EBITDA means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, (a) Consolidated Interest Charges, (b) the aggregate amount of taxes, based on or measured by income, (c) the amount of depreciation and amortization expense, and (d) other non-cash charges and expenses, including, without limitation, non-cash charges and expenses relating to Swap Contracts or resulting from accounting convention changes, of the Borrower and its Subsidiaries on a consolidated basis, all components of Consolidated EBITDA to be determined in accordance with GAAP.

Consolidated Funded Debt means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) Consolidated Senior Debt, (b) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including the Outstanding Amount of all Senior Unsecured Notes), (c) all reimbursement obligations relating to letters of credit not otherwise included in clause (a), (d) Capital Leases, (e) Synthetic Lease Obligations, and (f) all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) through (e) above.

Consolidated Interest Charges means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest and amortization of debt discount), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Consolidated Net Income means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income or net loss of the Borrower and its Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity (other than a consolidated Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance, (e) any gain or loss, net of taxes, on the sale, retirement or other Disposition of assets (including the capital stock or other equity ownership of any other Person, but excluding the sale of inventories in the ordinary course of business), and (f) the cumulative effect of a change in accounting principles; provided, however, notwithstanding whether any Excluded Venture is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, it shall not be treated as a consolidated Subsidiary for purposes of computing Consolidated Net Income as used in this Agreement and the income from such Excluded Venture actually received by the Borrower or a Subsidiary in the form of cash dividends or similar cash distributions shall be included in (a) above.

Consolidated Senior Debt means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the Outstanding Amount of all

Loans and LC Exposure and (b) all secured Indebtedness of the type described in Sections 7.04(e) and (g).

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Credit Exposure means LC Exposure, Revolving Credit Exposure, Swingline Exposure, or any thereof.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Alternate Base Rate plus (b) the Applicable Rate, if any, applicable to Alternate Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Defaulting Lender means, subject to Section 2.16(b), any Lender that (a) as determined by the Administrative Agent has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) as determined by the Administrative Agent has failed, within three Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Documentation Agents collectively means BNP Paribas, Morgan Stanley Bank and U.S. Bank National Association.

Domestic means, with respect to an entity, that such entity is incorporated, organized or formed under the Laws of the United States, a state in the United States or any subdivision thereof or the District of Columbia.

Domestic Person means any corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, business association, firm or joint venture that is organized under the Laws of the United States or any state thereof or the District of Columbia.

Effective Date has the meaning specified in the preamble hereof.

Eligible Assignee has the meaning specified in Section 10.07(g).

Enactment of Derivatives Legislation shall mean a Change in Law relating to the regulation of the over-the-counter derivatives markets which requires the pledging of cash collateral or the delivery of letters of credit in connection with certain swap transactions, similar to the proposals set forth in Senate Bill 3217, also known as the Restoring American Financial Stability Act of 2010 or House of Representatives Bill 3795, The Over-the-Counter Derivatives Market Act of 2009.

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, CERCLA, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 1100 1 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), RCRA, the Rivers and Harbors Act (33 U.S.C. §401 et seq.), the SDWA, the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interests, equity interests and equity securities means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.  The term Equity Interests shall also include other securities or instruments that have both debt and equity features.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Eurodollar Loan means a Loan denominated in Dollars that bears interest at a rate based upon the LIBO Rate.

Event of Default has the meaning specified in Section 8.01.

Exchange Act means the Securities Exchange Act of 1934.

Excluded Accounts means any deposit accounts that (a) are payroll, employee benefit and similar trust accounts and any other trust accounts pursuant to which any Loan Party receives deposits on behalf of third parties or (b) are used to cash collateralize any obligation to any Person.

Excluded Taxes means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Guarantor hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.15), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was previously entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii); and any U.S. Federal withholding Taxes imposed by FATCA other than by reason of a Change in Law imposed after the date hereof.

Excluded Ventures means subsidiaries and joint ventures that are designated as an Excluded Venture by the Borrower and continue to constitute Excluded Ventures pursuant to Section 1.08; provided, however, that no Person may be designated an Excluded Venture (and any previously designated Excluded Venture shall cease to be an Excluded Venture) in the event that such Person guarantees any Indebtedness of any Loan Party.  As of the Effective Date, each of MWLM&R, MarkWest Pioneer, L.L.C., a Delaware limited liability company, Centrahoma Processing LLC, a Delaware limited liability company, Wirth Gathering, an Oklahoma general partnership, and Bright Star Partnership, L.P. a Texas limited partnership have been designated as Excluded Ventures.

Exiting Lenders has the meaning specified in Recital (2) hereof.

Extension of Credit means the making of any Loan or the issuance of any Letter of Credit.

FATCA means the Foreign Account Tax Compliance Act of 2009, Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

Federal Funds Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letter means the letter agreement, dated June 4, 2010, among the Borrower, the Administrative Agent, Wells Fargo Securities, LLC and Royal Bank of Canada.

Fiscal Year means each year beginning January 1st and ending the following December 31st.

Foreign when used in connection with a Subsidiary means a Subsidiary other than a Domestic Subsidiary.

Foreign Lender means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof.

Fund has the meaning set forth in Section 10.07(g).

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

General Partner means MarkWest Energy GP, L.L.C., the general partner of the Borrower.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantor means any Subsidiary that undertakes to be liable for all or any part of the Obligations by execution of a Guaranty.

Guaranty means a Guaranty now or hereafter made by any Guarantor in favor of the Administrative Agent on behalf of the Secured Parties.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be the lesser of (x) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Hazardous Substance means any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any “hazardous substance,” pollutant” or “contaminant,” and any “petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of CERCLA, (b) “solid waste” as defined in the SDWA, (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, (h) putrescible materials, (i) infectious materials, (j) toxic microorganisms, including mold, or (k) any substance the presence or Release of which requires reporting, investigation or remediation under any Environmental Law.

Hedge Counterparties has the meaning specified in Section 10.01(e).

Hydrocarbons means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

Indebtedness means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the face amount of all letters of credit (including standby and commercial), banker’s acceptances, Bank Guaranties, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;

(c)           obligations under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than 60 days, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           Capital Leases and Synthetic Lease Obligations; and

(f)            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders.  The amount of any Capital Lease or Synthetic Lease Obligations as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  In addition, the determination of Indebtedness of the Borrower and/or its Subsidiaries shall be made on a consolidated basis without taking into account any Indebtedness owed by any such Person to any other such Person.

Indemnified Taxes means Taxes other than Excluded Taxes.

Indemnitees has the meaning specified in Section 10.04(b).

Information means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than (a) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or (b) any “Public Side Information” as described in Section 6.01(f).

Insurance Payment means any payment by an insurance company or other surety on account of property damage or casualty loss to any property (excluding the proceeds attributable to any business interruption insurance policy) of the Borrower or any of its Subsidiaries.

Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) the sum of (i) Consolidated Interest Charges during such period and (ii) imputed interest charges on Synthetic Lease Obligations, of the Borrower and its Subsidiaries during such period.

Interest Election Request has the meaning specified in Section 2.10(c).

Interest Payment Date means, (a) as to any Alternate Base Rate Loan (other than the Swingline Loans), the end of any calendar quarter with respect thereto and the Maturity Date, (b) as to any Eurodollar Loan (other than the Swingline Loans), the last day of the Interest Period with respect thereto, and, for Interest Periods longer than three months, each date which is three months, or a whole multiple thereof, from the first day of such Interest Period and (c) as to any Swingline Loan, the day such Swingline Loan is paid.

Interest Period means, with respect to any Eurodollar Loan, (a) initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice or Interest Election Request, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

Investment means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon, and shall, if made by the transfer or exchange of property other than cash be deemed to have been made in an amount equal to the fair market value of such property.

IRS means the United States Internal Revenue Service.

ISDA means the International Swaps and Derivatives Association, Inc.

Issuing Bank means Wells Fargo and any other Lender reasonably acceptable to the Administrative Agent.  The Issuing Bank may, in its discretion and with the approval of the Borrower (such approval not to be unreasonably withheld), arrange for one or more Letters of Credit requested by the Borrower in accordance with this Agreement to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Issuing Documents means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to any such Letter of Credit.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

LC Disbursement means payment made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.

LC Exposure means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Borrower at such time, plus (b) the aggregate amount of all unreimbursed LC Disbursements at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.

LC Fees has the meaning specified in Section 2.04(b).

LC Issuance Limit means at any one time for all Issuing Banks, a maximum aggregate amount of $150,000,000; provided such maximum aggregate amount will be increased to $200,000,000 if as a result of the Enactment of Derivatives Legislation the Borrower is required to pledge cash collateral or deliver letters of credit in connection with Swap Contracts to which it is a counterparty.

Lender means each Person that becomes a lender hereunder and their permitted successors and assigns. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

Lender Hedging Agreement means (a) a Swap Contract between any Loan Party and a counterparty that, at the time that such Swap Contract was entered into, was a Lender or an Affiliate of a Lender; and (b) a Swap Contract between any Loan Party and a counterparty which Swap Contract is in existence at the time such counterparty (or an Affiliate thereof) becomes a Lender.  In addition, for the avoidance of doubt, all Swap Contracts in existence on the Effective Date between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of a Lender shall constitute Lender Hedging Agreements.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means any stand-by letter of credit issued after the Effective Date pursuant to this Agreement.

Letter of Credit Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

LIBO Rate means, with respect to any LIBO Rate Borrowing for any Interest Period, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits in the approximate amount of such LIBO Rate Borrowing with a maturity comparable to such Interest Period for such LIBO Rate Borrowing.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person (including any conditional sale or other title retention agreement, any Capital Lease, including the interest of a purchaser of accounts receivable (other than in connection with a Disposition permitted pursuant to the terms of this Agreement that is not a receivables financing transaction).

Loan means the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.  Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.

Loan Documents means this Agreement, each Note, the Collateral Documents, the Issuing Documents, the Fee Letter and each and every other agreement executed in connection with this Agreement; provided, however, that in no event shall any Lender Hedging Agreement or any agreement in respect of Banking Services Obligations constitute a Loan Document hereunder.

Loan Party means each of the Borrower and each Guarantor.

MarkWest Hydrocarbon means MarkWest Hydrocarbon, Inc., a Delaware corporation and Wholly-Owned Subsidiary of Borrower.

MarkWest MWLM&R Member means MarkWest Liberty Gas Gathering, L.L.C., a Delaware limited liability company.

Material Adverse Effect means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Documents.

Material Agreements means any contract or agreement, the entry, amendment or modification of which would require the Borrower to file a Form 8-K with the SEC pursuant to Items 1.01 or 1.02 of Form 8-K.  “Material Agreement” means each of such Material Agreements.

Material Project means the construction or expansion of any capital project of Borrower, any Subsidiary or any Excluded Venture, the aggregate capital cost of which exceeds $20,000,000.

Material Project Consolidated EBITDA Adjustment has the meaning specified in Section 7.15(e).

Maturity Date means July [1], 2015; provided, however, the Maturity Date will mean May 1, 2014 unless a Qualifying 6.875% Senior Note Refinancing has occurred by May 1, 2014.

Maximum Rate has the meaning specified in Section 10.10.

Midstream Businesses means either (a) gathering, transportation, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including, without limitation, entering into Swap Contracts to support these business, or (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Mortgaged Properties means collectively all the Mortgaged Property as defined in the Mortgages and Mortgaged Property individually means any one of such Mortgaged Properties.

Mortgages means the mortgages, deeds of trust, or similar instruments executed by any of the Loan Parties in favor of Administrative Agent, for the benefit of the Secured Parties, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefore, and “Mortgage” means each of such Mortgages).

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

MWLM&R means MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company.

MWLM&R Available Cash means “Available Cash” as defined in the MWLM&R LLC Agreement.

MWLM&R LLC Agreement means that certain Second Amended and Restated Limited Liability Company Agreement of MWLM&R dated as of the November 1, 2009, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement dated as of November 20, 2009, as further amended or restated from time to time.

Net Cash Proceeds means (a) any Insurance Payment and (b) with respect to any Disposition, cash (including any cash received by way of deferred payment as and when received) received by the Borrower or any of its Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of Taxes payable in connection with or as a result of such transaction and (ii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such transaction (including, without limitation, reasonable attorneys’ fees and closing costs incurred in connection with such transaction).

New Funds Amount means the amount equal to the product of a CI Lender’s Commitment represented as a percentage of the aggregate total Commitments after giving effect to the Commitment Increase times the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of any Revolving Loans made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).

New Lenders has the meaning specified in Recital (2) hereof.

Non-Consenting Lender has the meaning specified in Section 10.01(f).

Note means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

Notice of Commitment Increase means a notice in the form of Exhibit E specifying (a) the proposed effective date of a Commitment Increase, (b) the amount of the requested Commitment Increase, (c) the amount of such Commitment Increase agreed to by each then existing Lender and evidence of such agreement reasonably satisfactory to the Administrative Agent, such Lender and the Borrower, (d) the identity of each financial institution not already a Lender (which such financial institution shall be reasonably acceptable to the Administrative Agent), which has agreed with the Borrower to become a Lender to effect such Commitment Increase, accompanied by evidence reasonably satisfactory to the Administrative Agent, such CI Lender and the Borrower of such CI Lender’s agreement thereto and its joinder to this Agreement and (e) the amount of the respective Commitments of the then existing Lenders and any such CI Lenders from and after the Commitment Increase Effective Date.  Each such existing Lender or new Lender referenced in (c) or (d) being a “CI Lender”.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and including all LC Exposure, whether such Obligations are direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. In addition, all references to the “Obligations” in the Collateral Documents and in Sections 2.14 and 10.09 of this Agreement shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising pursuant to any Lender Hedging Agreement and all Banking Service Obligations.

Opco means MarkWest Energy Operating Company, L.L.C., a Delaware limited liability company and Wholly-Owned Subsidiary of Borrower.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Original Administrative Agent has the meaning specified in Recital (1) hereof.

Original Credit Agreement has the meaning specified in Recital (1) hereof.

Other Taxes means all present or future stamp, mortgage, court or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Outstanding Amount on any date (a) with respect to Loans, means the aggregate principal amount thereof after giving effect to any Borrowings and prepayments or repayments occurring on such date, (b) with respect to any LC Exposure, the amount of such LC Exposure on such date after giving effect to any Letter of Credit issuance occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date, (c) with respect to Obligations under a Lender Hedging Agreement, means the amount then due and payable under such Lender Hedging Agreement and (d) with respect to Banking Service Obligations, means the amount then due and payable in connection with the provision of Banking Services.

Participant has the meaning specified in Section 10.07(d).

Partnership Agreement means the Third Amended and Restated Agreement of Limited Partnership of the Borrower dated effective as of February 21, 2008.

Payment in Full of the Obligations means termination of all Commitments and satisfaction in full of all the Obligations (other than contingent indemnity obligations, LC Exposure that is Cash Collateralized, and obligations in respect of Lender Hedging Agreements and Banking Service Obligations).

PBGC means the Pension Benefit Guaranty Corporation.

Permitted Acquisition means any Acquisition by the Borrower or any of its Subsidiaries resulting in ownership of assets inside the United States, or of equity interests in a Domestic Person; provided, however, that the following requirements have been satisfied:

(i)            if such Acquisition results in the Borrower’s ownership of a Subsidiary, the Borrower shall have complied with the requirements of Sections 6.14 and 6.15 within the time periods specified therein;

(ii)           with respect to Acquisitions involving acquisitions of an equity interest, such Acquisition shall have been approved or consented to by the board of directors or similar governing entity of the Person being acquired;

(iii)          as of the closing of such Acquisition no Default shall exist or occur as a result of, and after giving effect to, such Acquisition; and

(iv)          in the case of an Acquisition involving (i) a merger transaction involving the Borrower, the Borrower must be the surviving entity or (ii) a merger transaction involving a Subsidiary that is a Loan Party,  the surviving entity shall be a Loan Party.

Permitted Liens means Liens permitted under Section 7.01 as described in such Section.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Platforms has the meaning specified in Section 6.01(f).

Prime Rate means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal U.S. office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

Principal Amount means the outstanding principal amount of any Loan.

Public Lender has the meaning specified in Section 6.01(f).

Qualifying 6.875% Senior Note Refinancing means that on or before May 1, 2014 the Borrower and MarkWest Energy Finance Corporation, a Wholly-Owned Subsidiary, have refinanced, extended, repurchased, defeased or repaid in full the Indebtedness evidenced by (a) the 6.875% Series A and Series B Senior Notes due 2014 issued by them in the original principal amount of $225,000,000 issued pursuant to an Indenture dated October 25, 2004 among the Borrower, its Subsidiaries party thereto and Wells Fargo, as trustee, and (b) the 6.875% Series A and Series B Senior Notes due 2014 issued by them in the original principal amount of $150,000,000 pursuant to an Indenture dated May 26, 2009; provided, however, in the case of any refinancing or extension, the maturity date of the refinanced or extended debt shall be not earlier than September 30, 2015; provided, further, however, no proceeds of any Extension of Credit may be used to refinance such Indebtedness except to the extent provided in Section 6.12.

Quarterly Distributions means the distributions by the Borrower of Available Cash (as defined in the Partnership Agreement).

RCRA means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.).

Reducing Percentage Lender means each then existing Lender immediately prior to giving effect to a Commitment Increase, which Lender shall not increase its respective Commitment in connection with such Commitment Increase (with the result that the relative percentage of the aggregate total Commitments of such Lender shall be reduced after giving effect to such Commitment Increase).

Reducing Percentage Lender’s Reduction Amount means the amount by which a Reducing Percentage Lender’s outstanding Revolving Loans decrease as a result of a Commitment Increase on any Commitment Increase Effective Date (without regard to the effect of any Revolving Loans made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

Reduction Amount has the meaning set forth in the definition of “Triggering Sale”.

Register has the meaning specified in Section 10.07(c).

Reinvested means used for Capital Expenditures, Acquisitions or Investments permitted pursuant to this Agreement.

Reinvestment Certificate means with respect to any Triggering Sale, a certificate of a Responsible Officer of the Borrower delivered pursuant to Section 6.02(d) detailing how the Reduction Amount corresponding to such Triggering Sale has been Reinvested and the portion of such Reduction Amount which has not been Reinvested.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders means, at any time, Lenders holding more than 50% of the then aggregate outstanding amount of the Revolving Loans, LC Exposure and Swingline Exposure held by the Lenders or, if no such principal amount or LC Exposure is then outstanding, the Lenders having more than 50% of the Commitments.

Responsible Officer means the chairman of the board, chief executive officer, president, chief financial officer or vice president of finance of the Borrower or any Loan Party, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

Revolving Commitment Termination Date means the earliest of:

(a)   the Maturity Date;

(b)  the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.06; or

(c) the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to Section 8.02.

Revolving Credit Exposure means, at any time, the aggregate outstanding principal amount of Revolving Loans made by any Lender at such time.

Revolving Loan means any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.

Revolving Period means the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

SDWA means the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.).

SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Parties means the Lenders party to this Agreement, Lenders and/or any Affiliate of a Lender providing any Banking Service and the Lenders and/or any Affiliate of a Lender party to a Lender Hedging Agreement. The term “Secured Parties” shall include a former Lender or an Affiliate of a former Lender that is party to a Swap Contract with the Borrower or any of its Subsidiaries; provided that such former Lender or Affiliate was a Lender or an Affiliate of a Lender at the time it entered into such Swap Contract.

Security Agreements means, collectively, the pledge and security agreements, pledge agreements, security agreements, assignments, and similar instruments, executed by any of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor), and “Security Agreement” means each of such Security Agreements.

Senior Leverage Ratio means, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Senior Debt as of the determination date to (b) Adjusted Consolidated EBITDA for the period of the four fiscal quarters ending on such date, or if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended.

Senior Unsecured Notes means collectively (a) the 6.875% Series A and Series B Senior Notes due 2014 of the Borrower and MarkWest Energy Finance Corporation, as issuers, in the original principal amount of $225,000,000 issued pursuant to an Indenture dated October 25, 2004 among the Borrower, its Subsidiaries party thereto and Wells Fargo, as trustee, (b) the 8.5% Series A and Series B Senior Notes due 2016 of the Borrower and MarkWest Energy Finance Corporation, as issuers, in the original principal amount of $275,000,000 issued pursuant to an Indenture dated July 6, 2006 among the Borrower, its Subsidiaries party thereto and Wells Fargo, as trustee, (c) the 8.75% Series A and Series B Senior Notes due 2018 of the Borrower and MarkWest Energy Finance Corporation, as issuers, in the original principal amount of $500,000,000 issued pursuant to an Indenture dated April 15, 2008 among the Borrower, its Subsidiaries party thereto and Wells Fargo, as trustee, (d) the 6.875% Series A and Series B Senior Notes due 2014 of the Borrower and MarkWest Energy Finance Corporation, as issuers, in the original principal amount of $150,000,000 pursuant to an Indenture dated May 26, 2009, and (e) such other senior unsecured notes as may be issued by Borrower as permitted by Section 7.04(h).

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and (b) that is not an Excluded Venture. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Successor Administrative Agent has the meaning specified in Section 10.22(a).

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Swingline Exposure means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

Swingline Lender means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.

Swingline Loan means a Loan made pursuant to Section 2.15.

Syndication Agent means RBC Capital Markets.

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are depreciated for tax purposes by such Person.  The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Threshold Amount at any time means an amount equal to 10% of the Borrower’s consolidated assets measured as of the close of the then most recent fiscal quarter-end and including Borrower’s proportionate share of assets of Excluded Ventures.

Total Leverage Ratio means, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Debt as of the determination date to (b) Adjusted Consolidated EBITDA for the period of the four fiscal quarters ending on such date, or if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended.

Triggering Sale means receipt of any Insurance Payment or Net Cash Proceeds from any Disposition (including from sales of stock or other equity interests in Subsidiaries or MWLM&R and

Dispositions by MWLM&R of all or substantially all of its assets) (other than a Disposition permitted by Section 7.07(a), (b), (d), (e), (f), (g), or (h)) by the Borrower or any Subsidiary of the Borrower (or MWLM&R in connection with the sale of all or substantially all of its assets) to any other Person (other than to the Borrower or to a Wholly-Owned Subsidiary of the Borrower) with respect to which the Net Cash Proceeds realized by the Borrower or any Subsidiary (or, in the case of a Disposition by MWLM&R of all or substantially all of its assets, the Loan Parties’ pro rata share of such Net Cash Proceeds), for such Disposition, when aggregated with such Net Cash Proceeds from all such Dispositions occurring since the Effective Date and all Insurance Payments received by the Borrower or any of its Subsidiaries since the Effective Date, in each case, to the extent not Reinvested, equals or exceeds the Threshold Amount. The portion of such Net Cash Proceeds which have not been Reinvested in excess of the Threshold Amount is herein called the “Reduction Amount.”

Triggering Sale Certificate means with respect to any Triggering Sale, a certificate of a Responsible Officer of the Borrower delivered pursuant to Section 6.02(c) identifying such Triggering Sale and specifying the date of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds realized by the Borrower or any Subsidiary from a Disposition or from any Insurance Payment and specifying the amount thereof and the Reduction Amount, if any.

Type means as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a LIBO Rate Borrowing.

UCC means the Uniform Commercial Code as in effect in the State of New York or other applicable jurisdiction.

USA Patriot Act means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001.

United States and U.S. mean the United States of America, its fifty states and the District of Columbia.

US Dollars or US$ or $ or Dollars means the lawful money of the United States of America.

Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.

Weighted Average Life to Maturity means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

Wells Fargo means Wells Fargo Bank, National Association and its successors.

Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding equity interests (except shares required as directors’ qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.

Withholding Agent means the Borrower, any Guarantor or the Administrative Agent.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuing Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.08        Excluded Ventures

(a)           Excluded Ventures shall not constitute Subsidiaries for purposes of this Agreement and accordingly shall not be subject to any representations, warranties, affirmative covenants, negative covenants, Defaults or Events of Default under this Agreement or any of the Loan Documents unless otherwise expressly provided herein or therein; provided, however, that in the event any Excluded Venture shall be subject to any affirmative covenants, negative covenants, defaults or events of default under any other Indebtedness of any Loan Party, such affirmative covenants, negative covenants, defaults or events of default as they relate to such Excluded Venture shall be deemed to be incorporated by reference into this Agreement and are hereby incorporated by reference, with the same force and effect as if set forth herein; provided as such affirmative covenants, negative covenants, defaults or events of default may be amended or waived from time to time, such amendment or waiver shall be effective to amend or waive such affirmative covenant, negative covenant, default or events of default so incorporated by reference.

(b)           Borrower shall be permitted to designate any Subsidiary acquired or formed after the Closing Date as an Excluded Venture.  In addition, Borrower shall be permitted to designate an existing Subsidiary that is a Guarantor and Loan Party as an Excluded Venture and the Guaranty of such Subsidiary shall be released by the Administrative Agent (and the Lenders hereby authorize the Administrative Agent to release such Subsidiary from its Guaranty) and any Liens granted by such Subsidiary securing the Obligations (and the Lenders hereby authorize the Administrative Agent to release such Liens) shall be released by the Administrative Agent (and the Lenders hereby authorize the Administrative Agent to release such Liens) subject to the following:

(i)            no Default or Event of Default shall exist at the time of such designation or would exist after giving effect to such designation;

(ii)           the Borrower is, and after giving effect to such designation, would be, in compliance with the financial covenant conditions precedent for the designation of a Subsidiary as an Excluded Venture set forth in Sections 7.15(a), (b) and (c);

(iii)          the Borrower is in compliance with Sections 7.02(h) and (i) (valuing the retained Investment in such Subsidiary at fair market value (as determined by the governing body of the General Partner) for purposes of determining such covenant compliance) after giving effect to such designation; and

(iv)          after giving pro forma effect to such designation, the Borrower has no less than $100,000,000 in Cash Equivalents and Borrowing availability under this Agreement.

Any subsidiary or joint venture of an Excluded Venture shall automatically constitute an Excluded Venture.  The Borrower may at any time elect to cause a Person that is an Excluded Venture to become a Loan Party by taking the actions specified in Sections 6.14 and 6.15 hereof that are required of any new Domestic Subsidiary.  Upon the taking of such action, such Person shall cease to be an Excluded Venture.

ARTICLE II.
AMOUNT AND TERMS OF LOANS

2.01        Loans.

(a)           Subject to the terms and conditions of this Agreement, from time to time during the Revolving Period, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures of all Lenders exceeding the total Commitments.  Within the foregoing limits, the Borrower may use the Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)           Each Loan shall be made only during the Revolving Period as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments.  The failure of any Lender to make any Loan required to be made by it, fund participations in Letters of Credit and Swingline Loans and make payments under Section 10.04(a) shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans, fund participations in Letters of Credit and Swingline Loans or make payments under Section 10.04(a).

(c)           Subject to Section 3.03, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower.  Eurodollar Loans shall be made and maintained by each Lender at its applicable Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 3.04.

2.02        Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to Section 8.02.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form attached hereto as Exhibit B.  Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 10.07), be represented by one or more Notes in such form payable to the order of the payee named therein.  Each Lender that has received a Note shall return such Note to Borrower upon Payment in Full of the Obligations, and, to the extent that it is not able to do so, such Lender shall, if requested by Borrower, provide a lost note affidavit containing customary indemnification provisions in favor of the Borrower.

(f)            Each Lender is authorized to and shall endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from the Borrower.  No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the unpaid Principal Amount of the Loans made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower.  Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.

2.03        Procedure for Borrowing.  The Borrower may borrow Loans on any Business Day; provided that the Borrower shall notify the Administrative Agent by telephone of the Borrowing (the “Borrowing Notice”) not later than 11:00 a.m., New York City time (a) three Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans.  Each telephonic Borrowing Notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Notice, substantially in the form of Exhibit A attached hereto or such other form as may be approved by the Administrative Agent, signed by the Borrower.  Each such telephonic and written Borrowing Notice shall specify (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12.  Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) (A) with respect to Eurodollar Loans, $5,000,000 or a whole multiple of $500,000 in excess thereof, and (B) with respect to Alternate Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof, and (ii) the then unused Commitments available to the Borrower.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the

Borrower in accordance with Section 2.12.  The proceeds of each such Borrowing of Revolving Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.

2.04        Commitment Fees and LC Fees.

(a)           Subject to Section 2.04(d), the Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Commitment Fee from the Effective Date to, but not including, the Maturity Date or such earlier date upon which the Commitments shall terminate or be reduced to zero as provided herein, computed at the applicable Commitment Fee Applicable Rate specified in the definition of Applicable Rate times the actual daily amount by which the aggregate Commitments of all Lenders exceeds the aggregate Credit Exposure of all Lenders (but excluding, any Swingline Loans) (the “Commitment Fee”).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate LC Fee specified in the definition of Applicable Rate on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account an issuing or fronting fee equal to the greater of (A) $500 and (B) 0.125% per annum on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the “LC Fees”).

(c)           If any Lender shall become a Defaulting Lender, then, notwithstanding Sections 2.04(a) and (b) above and without prejudicing any right or remedy that the Borrower may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no Commitment Fee or LC Fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender.

(d)           Commitment Fees and LC Fees payable to any Lender or the Issuing Bank shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2010, and on the Maturity Date or, with respect to Commitment Fees, on such earlier date as the Commitments shall terminate or be reduced to zero as provided herein.  All accrued Commitment Fees and LC Fees payable to any Lender or the Issuing Bank which are not paid on or before the Maturity Date or the Issuing Bank shall be due and payable on demand.

(e)           The Borrower shall pay to Wells Fargo Securities, LLC, RBC Capital Markets and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.05        Letters of Credit.

(a)           Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and the Issuing Bank shall issue, Letters of Credit for its own account or the account of any other Person, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Revolving Commitment Termination Date; provided that the Issuing Bank shall not be obligated to issue any Letter of Credit (i) that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by the Issuing Bank to exceed its LC Issuance Limit or (ii) at any time a Lender is a Defaulting Lender, unless the Issuing

Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure, if any, after giving effect to Section 2.16(a)(iv), with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure.  In the event of any inconsistency between the terms and conditions of this Agreement and (A) the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, or (B) any terms and conditions (including any representations, covenants or events of default) supplemental to the terms and conditions of this Agreement contained in any such form of Letter of Credit Application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored.

(b)           To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall, subject to the limitations set forth in the last sentence of Section 2.05(a), submit a Letter of Credit Application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of a Letter of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the unused Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the total Commitments, and (iii) the requested Letter of Credit shall not result in the Issuing Bank having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of the Issuing Bank’s LC Issuance Limit; provided that the Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if the Issuing Bank shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.

(c)           Each Letter of Credit shall be denominated in US Dollars and shall expire at or prior to the close of business on the date selected by the Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may expire after the Maturity Date if the Borrower provides to the Issuing Bank at any time on or prior to the date that is five Business Days prior to the Maturity Date, an amount of Cash Collateral equal to the LC Exposure of such Letter of Credit as of such date plus any accrued and unpaid interest thereon.

(d)           By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in US Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Borrower prior to the Revolving Commitment Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.15 in the case of a Swingline Loan) that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by the Administrative Agent from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            To the extent permitted by Law, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  To the extent permitted by Law, none of the Administrative Agent, the Lenders, or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of

Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  To the extent permitted by Law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           If the Issuing Bank shall make any LC Disbursement, then, unless an Alternate Base Rate Loan is funded in respect thereof in accordance with Section 2.05(e) or the Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans (including the Applicable Rate); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.10(a) pertaining to interest payable on overdue principal shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Required Lenders or, if the maturity of the Loans has been accelerated, from the Administrative Agent or the Required Lenders, demanding the deposit of Cash Collateral pursuant to this Section 2.05(j), (i) on the Business Day that the Borrower receives notice from either the Administrative Agent acting alone or the Required Lenders demanding deposit of Cash Collateral pursuant to this Section 2.05(j) (or, if such notice is received on a day other than a Business Day, on the next Business Day following receipt of such notice), and (ii) at any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender with respect to any Fronting Exposure existing after giving effect to Section 2.16(a)(iv), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure (or such Fronting Exposure) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01((f)(i) or (f)(ii).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made in certificates of deposits of the Administrative Agent or securities backed by the full faith and credit of the United States of America, at the option of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements (or repayment of Swingline Loans) for which it has not been reimbursed (or which have not been repaid) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure (or such Fronting Exposure) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all Events of Default have been cured or waived.

2.06        Reduction or Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Revolving Commitment Termination Date.  The Borrower shall have the right, upon not less than three (3) Business Days’ written notice to the Administrative Agent (which may be revoked prior to such termination if the notice is conditioned on a refinancing), to terminate the Commitments or, from time to time, reduce the amount of the Commitments; provided, however, that the Borrower shall not terminate or reduce any Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08 the total Credit Exposure of the Lenders would exceed the sum of total Commitments.  Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the total Credit Exposure of the Lenders then outstanding exceeds the sum of the total Commitments as then reduced.  Any termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  Any partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and shall reduce permanently the total amount of the Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment.  The Commitments once terminated or reduced may not be reinstated.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments (except for in connection with the termination of this Agreement as to any Lender pursuant to Section 10.15).

2.07        Optional Prepayments.

(a)           The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans payable by the Borrower, in whole or in part, upon written notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lender), in the form of Exhibit A-3 specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans.  Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof.  The payment amount specified in such notice shall be due and payable on the date specified (unless the notice is conditioned on a refinancing, in which case such notice may be revoked on or prior to such date).  All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 3.05 in respect of which the Borrower has received prior written notice.  The Loans shall also be subject to prepayment as provided in Section 2.06 and Section 2.08.

(b)           Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of (i) with respect to Eurodollar Loans, $1,000,000 or any whole multiple of $500,000 in excess thereof and (ii) with respect to Alternate Base Rate Loans, $500,000 or any whole multiple of $100,000 in excess thereof.  All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 3.05.

2.08        Mandatory Prepayments From Net Cash Proceeds.

(a)           If any portion of the Reduction Amount from any Triggering Sale has not been Reinvested within 180 days from the receipt by the Borrower or any of its Subsidiaries of such Reduction Amount (including receipt of any deferred payments for any such Triggering Sale or portion thereof, if and when received), then on the Business Day following such 180th day the Loans shall be prepaid in an amount equal to the portion of the Reduction Amount that is not so Reinvested, as provided in Section 2.08(c).

(b)           Subject to the second proviso of Section 2.08(c),which is controlling over the provisions of this Section 2.08(b), if the circumstances therein described exist or would exist, upon receipt by the Borrower or any Subsidiary of any Reduction Amount, the Borrower shall deliver a Triggering Sale Certificate to the Administrative Agent pursuant to Section 6.02(c) within the time period set forth therein and, within three Business Days thereafter, prepay the Loans by the amount of the Net Cash Proceeds specified in such Triggering Sale Certificate that have not been Reinvested as of the date of the Triggering Sale Certificate for application to the Obligations not Reinvested within such 180 day period, as provided in Section 2.08(c).  For clarity, amounts prepaid pursuant to this Section 2.08(b) shall not reduce the total Commitments except the extend provided in the second proviso of Section 2.08(c).

(c)           The prepayments provided for in Section 2.08(b) shall be applied as follows, unless an Event of Default has occurred and is continuing or would arise as a result thereof (whereupon the provisions of Section 8.03) shall apply): first, as a repayment of the Principal Amount of Swingline Loans, second to payment of interest on Swingline Loans, third as a repayment of the Principal Amount of Revolving Loans and fourth, to payment of interest on Revolving Loans; provided that such repayment of Loans will not result in or require a corresponding reduction in the total Commitments; provided further, however, if Net Cash Proceeds in excess of 15% of Borrower’s consolidated assets (valued as of the close of the then most recent fiscal quarter-end and including Borrower’s proportionate share of assets of Excluded Ventures) are or would be received in connection with any Triggering Sale and on a pro forma basis the Borrower would not be in compliance with the financial covenants set forth in Section

7.15 taking such Triggering Sale (or the events giving rise to such Triggering Sale) into account, then the Borrower shall use 100% of such Net Cash Proceeds to reduce the total Commitments (with a corresponding reduction in the Loans in an amount equal to the amount by which the Loans exceed the reduced total Commitments) until the Loans are reduced to zero at which point no further prepayment of Loans using the Net Cash Proceeds from such Triggering Sale is required; provided, however, notwithstanding whether any Excluded Venture is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, the proportionate share of any Loan Party’s interest in assets of Excluded Ventures shall be included in the Borrower’s consolidated assets for purposes of this paragraph.

(d)           If at any time the total Credit Exposures of the Lenders exceeds the sum of the total Commitments, the Borrower shall immediately prepay the Loans owing by it to such Lenders or in an amount equal to such excess.

(e)           Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 3.05 in respect of which Borrower shall have received a written request therefor.

(f)            If, after all Loans have been prepaid pursuant to this Section 2.08, any such excess remains as a result of LC Exposure, the Borrower shall provide Cash Collateral to cover any such excess caused by LC Exposure.

2.09        Commitment Increases.

(a)           So long as no Default or Event of Default has occurred and is continuing or would exist after giving effect to any Commitment Increase, the Borrower may request from time to time, that the aggregate amount of the Lenders’ Commitments (including Commitments of any new Lenders) be increased in an aggregate amount for all such requests not to exceed $200,000,000 (each a “Commitment Increase”) by delivering a Notice of Commitment Increase to the Administrative Agent; provided, however, that:

(i)            no Lender’s Commitment may ever be increased without its prior written consent;

(ii)           whether or not to participate in any Commitment Increase and, if so, by what amount will be at the sole discretion of each Lender;

(iii)          any Notice of Commitment Increase must be given no later than three Business Days prior to the Revolving Commitment Termination Date;

(iv)          the effective date of any Commitment Increase (the “Commitment Increase Effective Date”) shall be no earlier than five Business Days (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) after receipt by the Administrative Agent of such Notice of Commitment Increase and any Lender not responding within such time period shall be deemed to have declined to participate in the Commitment Increase;

(v)           the amount of any Commitment Increase must be at least $5,000,000;

(vi)          any such Commitment Increase shall be secured pari passu with the Obligations;

(vii)         the terms and conditions of any Commitment Increase must be the same as for the Obligations except that upfront fees may be paid by the Borrower to CI Lenders; and

(viii)        after giving effect to any requested Commitment Increase, the aggregate amount of the Commitments shall not exceed $900,000,000.

(b)           As conditions precedent to a Commitment Increase, the terms and documentation in respect thereof shall be reasonably satisfactory to the Administrative Agent and the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Commitment Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving, authorizing or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) no Default or Event of Default exists or would exist immediately after giving effect to the Commitment Increase, (B) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except that for purposes of this Section 2.09 the representation and warranty contained in subsection (b) of Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to clause (a) of Section 6.01, and (C) all financial covenants in Section 7.15 would be satisfied on a pro forma basis as of the most recent testing date and on the Commitment Increase Effective Date after giving effect to the actual Credit Exposure on the Commitment Increase Effective Date.  Additionally, as a condition precedent to any Commitment Increase the Administrative Agent may require an opinion from counsel to each Loan Party and the General Partner, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)           Subject to satisfaction of the foregoing, each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness:

(i)            the Administrative Agent shall record in the Register each CI Lender’s information, if necessary, as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be completed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date;

(ii)           the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of the Annex I attached to the Notice of Commitment Increase relating to such Commitment Increase;

(iii)          each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement;

(iv)          to the extent there are Revolving Loans outstanding as of such date:

(A)          each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount for the applicable Commitment Increase Effective Date, which amount, for each such CI Lender, shall constitute Revolving Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date; and

(B)           the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reducing Percentage Lender’s

Reduction Amount for such Commitment Increase Effective Date, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.07, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Lender.

(d)           To the extent there is any Letter of Credit outstanding as of such Commitment Increase Effective Date, each CI Lender shall be deemed to have acquired, and each Reducing Percentage Lender shall be deemed to have transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such Commitment Increase Effective Date (after giving effect to the Commitment Increases of all Lenders).

2.10        Interest.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate.  Each Alternate Base Rate Loan shall bear interest on the unpaid Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Rate.  Each Swingline Loan shall bear interest on the unpaid Principal Amount of such Loan at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.  Upon the request of the Administrative Agent or the Required Lenders at any time on or after the occurrence and continuance of any Event of Default or after acceleration pursuant to Section 8.02(b), all Loans outstanding shall bear interest (as well after as before judgment), at the Default Rate until paid in full.  Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.

(b)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Notice.  Thereafter, the Borrower may elect to continue such Borrowing to a different Type or to continue such Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section 2.10; provided, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Loans.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing.  This Section 2.10, as it refers to Types of Loans, shall not apply to Swingline Loans, which may not be converted or continued.

(c)           To make an election pursuant to this Section 2.10, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Notice would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request, substantially in the form of Exhibit A-2 attached hereto or such other form as may be approved by the Administrative Agent, signed by the Borrower.

(d)           Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a LIBO Rate Borrowing; and

(iv)          if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(e)           If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(f)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.

(g)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

2.11        Computation of Interest and Fees.

(a)           Interest on Alternate Base Rate Loans, Swingline Loans and fees shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.  Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBO Rate and of the interest rate applicable to each Swingline Loan.  Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective.  The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate.

(b)           The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.12        Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.15.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Notice; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Borrowing and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.13        Pro Rata Treatment and Payments.

(a)           Each Borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Commitments, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.04, Section 2.15, Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 10.04 or Section 10.15 shall be made for the account of such Lender (or the Swingline Lender in the case of Section 2.15), and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied as provided in Section 2.16, provided that the application of such payments in accordance with this clause (ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.10(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.  All payments (including prepayments) to be made by the Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of the Issuing Bank or the Swingline Lender, as the case may be) at the Administrative Agent’s Office as notified to the Borrower from time to time at least five Business Days before any change in such office. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).

(b)           If any payment hereunder (other than interest payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any interest payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(c)           Except as provided in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 10.04, Section 10.15, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lender), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements with respect to the Loans and LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.14        Pari Passu Lien Securing Lender Hedging Agreements and Banking Service Obligations.  All Obligations arising under the Loan Documents, including, without limitation, Obligations under this

Agreement, Banking Service Obligations and Obligations under any Lender Hedging Agreement, shall be secured pari passu by the Collateral.  For the avoidance of doubt, no Indebtedness of any Excluded Venture owing to any Lender, any Affiliate of a Lender, any non-Lender, or any non-Lender Affiliate party to a Swap Contract with any Excluded Venture shall be secured by the Collateral.  No Lender or Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Hedging Agreement or as a result of any Banking Service Obligation being owed to it, except as expressly provided herein.

2.15        Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile, substantially in the form of Exhibit A-1 attached hereto or such other form as may be approved by the Swingline Lender, executed by the Borrower), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)           At any time that there shall exist a Defaulting Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral to secure any Fronting Exposure as may be required pursuant to Section 2.05(j)(ii) hereof.

2.16        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank, Swingline Lender or Borrower, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any

Loans of, or LC Disbursements owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall not be entitled to receive any LC Fees pursuant to as provided in Section 2.04(b).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.05 and 2.15, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Revolving Credit Exposure of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Replacement of Defaulting Lender.  The Borrower shall have the right to replace a Defaulting Lender in accordance with Section 10.15.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)            Without limiting the provisions of Sections 3.01(a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of Sections 3.01(a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the

Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to Section 3.01(e).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(iii)          The agreements in clauses (i) and (ii) of this Section 3.01(c) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the

Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of IRS Form W-8ECI,

(III)         executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be.  If the Administrative Agent, any Lender or the Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This Section 3.01(f)shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           FATCA.  If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Alternate Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), at its option prepay or, if applicable, convert all Eurodollar Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Loan, or adequate and reasonable means do not exist for determining the LIBO Rate for such Eurodollar Loan, or (b) if the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (with the approval of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a)           If any Lender or any Issuing Bank determines that as a result of a Change in Law, or such Lender’s or such Issuing Bank’s compliance therewith, there shall be any increase in the cost to such

Lender or such Issuing Bank of agreeing to make or making, funding or maintaining Eurodollar Loans or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or a reduction in the amount received or receivable by such Lender or such Issuing Bank in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the rate of tax on or the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction (or any political subdivision thereof) under the Laws of which such Lender or such Issuing Bank is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c) utilized, as to Eurodollar Loans, in the determination of the LIBO Rate), then from time to time upon demand of such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender or such Issuing Bank such additional amounts as will compensate such Lender or such Issuing Bank for such increased cost or reduction.

(b)           If any Lender determines that a Change in Law has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)           The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), without proration or offset, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen days after receipt thereof.

3.06        Matters Applicable to all Requests for Compensation.

(a)           A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           Upon (i) any Lender’s making a claim for compensation under Section 3.01 or 3.04 or (ii) if the Borrower is required to pay any amount for the account of any Lender or Issuing Bank pursuant to Section 3.01, or (iii) if the obligation of any Lender to make or continue Eurodollar Loans or to convert Alternate Base Rate Loans to Eurodollar Loans shall be suspended pursuant to Section 3.02 or 3.03, the Borrower may replace such Lender in accordance with Section 10.15.

(c)           If any Lender requests payment of additional costs as provided in Section 3.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, at the timely written request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive until the Payment in Full of the Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

4.01                        Conditions of Initial Extension of Credit.  The obligations of the Lenders and the Issuing Bank to make the initial Extension of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)                                     executed counterparts of this Agreement and the Collateral Documents, as reasonably deemed advisable by the Administrative Agent or its counsel, each dated as of the Effective Date;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is validly existing and in good standing in the jurisdiction of its organization;

(v)                                 a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all material respects on and as of the Effective Date, (B) that no Default has occurred and is continuing under this Agreement as of the Effective Date after giving effect to the initial Extension of Credit hereunder, (C) there has not occurred any event, circumstance or condition that is or could reasonably be expected to result in a Material Adverse Effect, (D) that as of the Effective Date there are no environmental issues affecting any Loan Party or any of the Collateral that could reasonably be expected to result in a Material Adverse Effect, (E) all necessary governmental and third party approvals necessary or required for any Loan Party to enter into this Agreement or any of the Loan Documents has been obtained, (F) except as previously disclosed by the Borrower in writing, there is no litigation, investigation or proceeding known to and affecting the General Partner, Borrower or any other Loan Party for which the Borrower is required to give notice pursuant to Section 6.03(c) (or, if there is any such litigation, investigation or proceeding, then a notice containing the information required by Section 6.03(c) shall be given concurrently with the delivery of the certificate given pursuant to this clause (F)), and (G) that no action, suit, investigation or proceeding is pending or to his or her knowledge, threatened in any court or before any arbitrator or Governmental Authority by or against the General Partner, the Borrower or any of their respective properties, that (y) could reasonably be expected to materially and adversely affect the Borrower and the Guarantors, taken as a whole, or (z) seeks to affect or pertains to any transaction contemplated hereby or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents;

(vi)                              a certificate of a Responsible Officer (A) of the Borrower demonstrating compliance with all financial covenants on a pro forma basis for the quarter ended March 31, 2010 and (B) of the Borrower as to the satisfaction of all conditions specified in this Section 4.01 and Section 4.02 (other than conditions the satisfaction of which is subject to the determination of the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender or the other Lenders);

(vii)                           a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the Borrower and the other Loan Parties on a consolidated basis are not “insolvent” (as such term is used and defined in (A) the United States Bankruptcy Code and (B) the New York Uniform Fraudulent Transfer Act) immediately after giving effect to the initial Extensions of Credit hereunder;

(viii)                        a favorable opinion from (A) Hogan Lovells US LLP, counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its counsel and (B) local counsel in each of the States of Kentucky, Michigan, New Mexico, Oklahoma and West Virginia, as to the mortgage(s) filed in such State, in form and substance reasonably satisfactory to the Administrative Agent and its counsel; and

(ix)                                such other assurances, certificates or documents as the Administrative Agent reasonably may require.

(b)                                 Any fees due and payable at the Effective Date shall have been paid including, without limitation, payment of fees and expenses pursuant to the Fee Letter.

(c)                                  The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to the Effective Date.

(d)                                 Documents, executed by each Loan Party that has assets or conducts business, in appropriate form for recording, where necessary, together with:

(i)                                     such Lien searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons;

(ii)                                  funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements, UCC-3 amendments and UCC-3 termination statements, and funds sufficient to pay any filing fees and mortgage taxes associated with the filing of the mortgages;

(iii)                               evidence that the Administrative Agent has been named as loss payee under all policies of casualty insurance pertaining to the Collateral;

(iv)                              certificates evidencing all of the issued and outstanding shares of capital stock, partnership interests, or membership interests of Subsidiaries pledged pursuant thereto, which certificates shall in each case be accompanied by undated stock or unit powers duly executed in blank, or, if any securities pledged pursuant thereto are uncertificated securities, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Lenders in accordance with the UCC; and

(vi)                              evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents (except to the extent otherwise permitted hereunder and thereunder), and to enhance the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken.

(e)                                  The Administrative Agent’s receipt of the certificate of formation of the Borrower, together with all amendments, certified by an appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.

(f)                                    The Effective Date and the initial funding under this Agreement shall occur on or before July 31, 2010.

(g)                                 The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of the last paragraph of Section 9.05(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02                        Conditions to all Extensions of Credit.  The obligation of each Lender to honor any Borrowing Notice (other than an Interest Election Request requesting only the conversion of Loans from one Type to another or the continuation of Eurodollar Loans), the Issuing Bank to amend, renew or extend any Letter of Credit, or the Swingline Lender to make a Swingline Loan, is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished by the Borrower to the Administrative Agent or the Lenders under or in connection with this Agreement including the Collateral Documents, shall be true and correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default shall exist, or would result from such proposed Extension of Credit.

(c)                                  The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Borrowing Notice or request for issuance of a Letter of Credit or making of a Swingline Loan in accordance with the requirements hereof.

Each Borrowing Notice or request for issuance of a Letter of Credit or making of a Swingline Loan (other than an Interest Election Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

4.03                        Conditions Precedent to Funding Loans for Permitted Acquisitions.  The obligation of each Lender to fund its portion of any Loan to finance a Permitted Acquisition shall be subject to (a) satisfaction of the conditions precedent set forth in Section 4.02 and (ii) the additional condition precedent that if the purchase price for such Permitted Acquisition exceeds $50,000,000, then the Borrower shall deliver to the Administrative Agent and the Lenders at least five Business Days before any requested funding of a Loan to fund such Permitted Acquisition (a) audited financial statements pertaining to the Person or business proposed to be acquired (or if audited financial statements are not available, copies of historical financial statements satisfactory in form and substance to the Administrative Agent pertaining to the Person or business proposed to be acquired) and (b) a certificate demonstrating pro forma compliance with the financial covenants set forth in Section 7.15.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Loan Parties and Loan Parties’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower and each Guarantor, by its execution of the Guaranty, represents and warrants to the Administrative Agent and each Lender that:

5.01                        No Default.  No event has occurred and is continuing which constitutes a Default.

5.02                        Existence; Qualification and Power; Compliance with Laws.  As of the Effective Date, MarkWest Hydrocarbon owns 99% of the General Partner and Borrower owns 1% of the General Partner, and the General Partner has zero economic interest in the Borrower.  The General Partner, the Borrower, Opco, MarkWest Hydrocarbon and each other Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority (i) to own its assets, carry on its business and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (e) is not a Person (I) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (II) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (III) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, and (f) is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) the USA Patriot Act.  No part of the proceeds of any Extension of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.03                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not to the extent which could reasonably be expected to have a Material Adverse Effect: (a) contravene the terms of any of such Person’s Organization

Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation (other than Liens was created pursuant to the Loan Documents) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

5.04                        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of the Loan Documents by any Loan Party, except for (a) the filings in connection with the granting of security interests pursuant to the Collateral Documents and (b) filing with the SEC in connection with entry, amendment or other modification of the Loan Documents.

5.05                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.06                        Financial Statements; No Material Adverse Effect.

(a)                                  The audited financial statements delivered to the Lenders pursuant to Section 6.01 or otherwise were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  Such financial statements: (i) fairly present the financial condition of the entities therein named and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) show all material Indebtedness and other liabilities, direct or contingent, of the entities therein named and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b)                                 Since December 31, 2009, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.07                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, the borrowing of Loans, the use of the proceeds thereof, or the issuance of Letters of Credit hereunder, or (b) could reasonably be expected to have a Material Adverse Effect.

5.08                        No Default.  Neither the Borrower nor any other Loan Party is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.  There is no default under any Material Agreement that could reasonably be expected to have a Material Adverse Effect.

5.09                        Ownership of Property; Liens.  Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and the property of each Loan Party is subject to no Liens, other than Permitted Liens.

5.10                        Environmental Compliance.   The Borrower has reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used the Borrower or any other Loan Party that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation of or by the Borrower or any other Loan Party of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11                        Insurance.  The properties of the Borrower and the other Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the other Loan Parties operate.

5.12                        Taxes.  The Borrower and the other Loan Parties have filed all federal, state and other material tax returns required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

5.13                        ERISA Compliance.  The representations and warranties set forth in this Section 5.13 shall apply only if the Borrower or an ERISA Affiliate establishes a Plan.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower’s knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)                                     No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; and (ii) neither the Borrower nor any ERISA

Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

5.14                        Subsidiaries and Other Investments.  As of the Effective Date, (a) the Borrower will have no Subsidiaries or Excluded Ventures other than those specifically disclosed in Schedule 5.14, all of the outstanding equity interests in such Subsidiaries and Excluded Ventures that are directly or indirectly owned by the Borrower have been validly issued, are fully paid and non-assessable (such representations and warranties regarding full payment and non-assessability being made only with respect to each Subsidiary that is organized as a corporation), and (b) the Borrower has no material equity investment in any other corporation or other entity other than those specifically disclosed in Schedule 5.14.

5.15                        Margin Regulations; Investment Company Act; Use of Proceeds.

(a)                                  Neither the Borrower nor any other Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.  Margin stock constitutes less than 25% of those assets of each Loan Party which are subject to any limitation on a sale, pledge, or other restrictions hereunder.

(b)                                 Neither the Borrower nor any other Loan Party, no Person controlling the Borrower or any other Loan Party, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)                                  The Borrower will use all proceeds of Extensions of Credit in the manner set forth in Section 6.12.

5.16                        Disclosure.  All material factual information (other than information of general economic or industry nature) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, as modified or supplemented by other information so furnished, is true and accurate in all material respects, taken as a whole, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information in light of the circumstances under which it was provided not materially misleading.  All estimates and projections delivered to the Administrative Agent or any Lender were based upon information that was available at the time such estimates or projections were prepared and believed to be correct and upon assumptions believed to be reasonable; however, the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate.

5.17                        Labor Matters.  There are no actual strikes, labor disputes, slowdowns, walkouts, or other concerted interruptions of operations that could reasonably be expected to have a Material Adverse Effect, and, as of the Effective Date, to the Borrower’s knowledge, none are threatened.

5.18                        Compliance with Laws.  Neither the Borrower nor any other Loan Party is in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any other Loan Party has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.19                        Third Party Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other

Loan Document as of the Effective Date except where obtained or made or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect.

5.20                        Solvency.  The Borrower and its Subsidiaries on a consolidated basis are not “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code and (ii) the New York Uniform Fraudulent Transfer Act, and will not be deemed “insolvent” after giving effect to the transactions contemplated by this Agreement.

5.21                        Collateral.

(a)                                  To the extent required by the applicable Collateral Document, the provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien in all right, title and interest of each Loan Party in the Collateral described therein, except as otherwise permitted hereunder and subject to any Permitted Liens (including Permitted Liens that constitute first priority Liens); and financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to the Collateral Documents.

(b)                                 All representations and warranties of each Loan Party contained in the Collateral Documents are true and correct in all material respects (it being understood that any such representations and warranties that relate to a specific date or period of time shall be limited for the purposes of this Section 5.21 to such date or period of time).

(c)                                  None of the terms or provisions of any indenture (including without limitation any indenture relating to the Senior Unsecured Notes), mortgage, deed of trust, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which the Borrower or any other Loan Party or the property of the Borrower or any other Loan Party is bound prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens on material assets evidenced and created by any of the Loan Documents.

5.22                        Representations Regarding MWLM&R.

(a)                                  As of the Effective Date, Borrower, through the MarkWest MWLM&R Member,  indirectly owns a 60% membership interest in MWLM&R.

(b)                                 As of the Effective Date, MWLM&R has no Subsidiaries.

ARTICLE VI.

AFFIRMATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower covenants and agrees that until Payment in Full of the Obligations, the Borrower will, and in the case of Sections 6.04 through 6.16, inclusive, will cause each Loan Party to:

6.01                        Financial Statements.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (and the Administrative Agent shall deliver to the Lenders):

(a)                                  (i)                                     Within five days after the date required to be delivered to the SEC, but no later than 90 days after the end of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year of the Borrower and its Subsidiaries on a consolidated basis, all in reasonable detail, audited and accompanied by a report and opinion of Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Administrative Agent and (ii) within 90 days after the end of each Fiscal Year of the Borrower, the balance sheet of MWLM&R as at the end of such Fiscal Year, and the related statement of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year of MWLM&R, all in reasonable detail, audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP provided, however, that the requirements set forth in this clause (ii) shall only apply so long as MWLM&R is designated as an Excluded Venture.

(b)                                 Within five days after the date required to be delivered to the SEC, but no later than 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s and its consolidated Subsidiaries’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year of the Borrower and its Subsidiaries on a consolidated basis and the corresponding portion of the previous Fiscal Year of the Borrower and its Subsidiaries on a consolidated basis, all in reasonable detail and certified by a Responsible Officer of the Borrower, as applicable, as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in all material respects on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Provided, however, if any Excluded Venture is treated as a consolidated subsidiary for financial reporting and accounting purposes generally, the financial statements referred to in Sections 6.01(a) and (b) shall include such Excluded Venture as a consolidated Subsidiary.

(d)                                 Within 45 days after the end of each Fiscal Year, Borrower shall deliver a one year projection/budget for (i) the Borrower and its Subsidiaries on a consolidated basis for the year following such Fiscal Year and (ii) MWLM&R, if MWLM&R is an Excluded Venture.

(e)                                  Documents required to be delivered pursuant to Section 6.01(a), (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(f)                                    The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online, DXSyndicate™ or by other similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (and the Administrative Agent shall deliver to the Lenders):

(a)                                  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate in form of Exhibit C signed by a Responsible Officer of the Borrower;

(b)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                                  no later than 10 days after the Borrower or any Subsidiary’s receipt of any Net Cash Proceeds resulting from a Triggering Sale, a Triggering Sale Certificate relating to such Triggering Sale;

(d)                                 no later than 10 days after the Borrower or any Subsidiary has Reinvested any Reduction Amount, a Reinvestment Certificate describing the amount, date and particulars relating to the Reduction Amount so Reinvested;

(e)                                  promptly, such additional information regarding the business, financial or corporate affairs of MWLM&R or any Loan Party as the Administrative Agent may from time to time reasonably request, which information may include copies of any detailed audit reports, if any, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, any Subsidiary or MWLM&R (to the extent the Borrower has access thereto), or any audit of any of them; and

(f)                                    concurrently with the delivery of the financial statements referred to in Sections 6.01(a), a schedule of any changes (acquisitions and dispositions) in any interests in real property held by any of the Loan Parties.

6.03                        Notices. Promptly notify the Administrative Agent (and the Administrative Agent shall notify the Lenders):

(a)                                  of the occurrence of any Default, as soon as possible but in any event within 10 days after the occurrence thereof;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or of MWLM&R; (ii) any litigation, investigation by or required by a Governmental Authority, proceeding or suspension of licenses or permits between MWLM&R or any Loan Party and any Governmental Authority; and (iii) any dispute, litigation, investigation or proceeding involving MWLM&R or any Loan Party related to any Environmental Law;

(c)                                  of any litigation, investigation or proceeding known to and affecting the Borrower, any other Loan Party or MWLM&R in which (i) the amount involved exceeds (individually or collectively) $10,000,000, or (ii) injunctive relief or other relief is sought, which could be reasonably expected to have a Material Adverse Effect; and

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrower.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions (if any) of this Agreement or other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) the Obligations, (b) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (c) all lawful claims which, if unpaid, would by Law become a Lien upon its property; except, in the case of clause (b) or (c), where (x) the validity thereof are being contested in good faith by appropriate proceedings and (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party.

6.05                        Preservation of Existence, Etc..  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.06 and 7.07, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except in a transaction permitted by Sections 7.06 and 7.07.

6.06                        Maintenance of Assets and Business.  (a) Maintain all material properties, equipment, licenses, permits, and franchises necessary for its normal business; (b) keep all of its assets which are necessary to its business in good working order and condition (ordinary wear and tear, casualty events and permitted Dispositions excepted) and make all necessary repairs thereto and replacements thereof; (c) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the operation of its business in compliance with applicable Law, except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.

(a)                                  Maintain, and use commercially reasonable efforts to cause MWLM&R to maintain, with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses operating in the same or similar locations and which is otherwise reasonably satisfactory to the Administrative Agent and will (i) furnish to the Administrative Agent annually, and in any event not later than the delivery of financial statements pursuant to Section 6.01(a), a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and evidencing that Administrative Agent is listed as sole loss payee on property insurance and the Administrative Agent is an additional insured on liability insurance (except that the MWLM&R insurance policies shall not be required to list the Administrative Agent as a loss payee or additional insured), and (ii) upon request of the Administrative Agent, furnish at reasonable intervals a certificate of a Responsible Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this paragraph.  Without limiting the foregoing, Borrower will comply at all times with regulations of the Federal Emergency Management Agency to the extent such regulations require Borrower’s or its Subsidiaries’ properties located in flood prone areas to be insured and will provide evidence of such required insurance to the Administrative Agent upon the Administrative Agent’s request.

(b)                                 Borrower will, and will cause its Subsidiaries to, promptly comply with Section 2.08(b) upon receipt of any Insurance Payment.

6.08                        Compliance with Laws and Contractual Obligations.  (a) Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, except where the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09                        Book and Records.  Maintain (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender, in coordination with the Administrative Agent, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower at the Borrower’s expense (but not at the expense of Borrower if more frequent than annually unless an Event of Default exists and is continuing in which case the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower as often as deemed necessary and at any time during normal business hours and without advance notice).

6.11                        Compliance with ERISA.  With respect to each Plan maintained by the Borrower or any of its Subsidiaries, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect.

6.12                        Use of Proceeds.  Use the proceeds of the Extensions of Credit to (a) refinance Borrower’s Indebtedness outstanding under the Original Credit Agreement, (b) finance working capital requirements and other general corporate purposes of the Borrower, its Subsidiaries and Excluded Ventures (subject to the limitations set forth in Section 7.02), (c) issue Letters of Credit, (d) finance Permitted Acquisitions,  Capital Expenditures and Investments by the Borrower and its Subsidiaries subject to compliance with this Agreement, including Sections 7.02 and 7.10, (e) fund Quarterly Distributions and other Restricted Payments to the extent permitted by Section 7.08, (f) pay fees, costs and expenses owed pursuant to this Agreement and (g) finance a Qualifying 6.875% Senior Note Refinancing; provided, in connection with clause (g) of this Section 6.12, before and after giving effect to such Extension of Credit, the Borrower is in compliance with the financial covenant conditions precedent for such use of proceeds set forth in Sections 7.15(a), (b) and (c); provided further, after giving pro forma effect to such use of proceeds, the Borrower and its Subsidiaries have no less than $150,000,000 in Cash Equivalents and Borrowing availability under this Agreement. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.

6.13                        Intentionally Omitted.

6.14                        Guaranties.

(a)                                  As an inducement to the Administrative Agent and Lenders to enter into this Agreement, cause each Domestic Subsidiary (and to the extent a Foreign Subsidiary may guarantee the Obligations without giving rise to adverse tax consequences, including the inclusion of income under Section 956 of the Code, as determined by Borrower in its reasonable discretion, each Foreign Subsidiary) to execute and deliver to the Administrative Agent a Guaranty executed by such Subsidiary, in form and substance reasonably acceptable to the Administrative Agent providing for the guaranty of payment and performance of the Obligations.  In addition, within 30 days (or such later time as may be permitted by the Administrative Agent in its sole discretion) after the formation or acquisition of any Subsidiary (other than a Subsidiary (i) that Borrower designates an Excluded Venture or (ii) in respect of which the Investments of the Loan Parties therein do not exceed the amount provided in Section 7.02(d)(ii)) within 30 days (or such later time as may be permitted by the Administrative Agent in its sole discretion) after the acquisition of such material assets, cause each Domestic Subsidiary (and to the extent a Foreign Subsidiary may guarantee the Obligations without giving rise to adverse tax consequences, including the inclusion of income under Section 956 of the Code, as determined by Borrower in its reasonable discretion, each Foreign Subsidiary) to execute and deliver to the Administrative Agent (i) a guaranty joinder executed by such Subsidiary, in form and substance reasonably acceptable to the Administrative Agent providing for the guaranty of payment and performance of the Obligations, (ii) Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent creating liens and security interests in all material assets and properties of such Subsidiary (as determined by the Administrative Agent in its reasonable discretion) and in the equity interests in such Subsidiary (subject to the exceptions set forth in Section 6.15(a); provided, however, that such new Subsidiary shall have 90 days (or such later time as may be permitted by the Administrative Agent in its sole discretion) to execute and deliver any Mortgages, (iii) certified copies of such Subsidiary’s Organization Documents and if requested by the Administrative Agent, opinions of counsel with respect to such Subsidiary and such Guaranty and (iv) such other documents and instruments as may be required with respect to such Subsidiary pursuant to Section 6.15.  If and when Borrower or its Subsidiaries own, directly or indirectly,

100% of the membership interest in MWLM&R, Borrower shall cause MWLM&R to comply with the provisions of clauses (a) and (b) of this Section; provided, however, Borrower shall retain the right, subject to Section 1.08, to subsequently designate MWLM&R as an Excluded Venture.

(b)                                 At the time of the formation or acquisition of any Foreign Subsidiary owned directly by the Borrower or directly by a Domestic Subsidiary of the Borrower, the Borrower shall cause 65% (or such greater percentage as may be pledged without triggering adverse tax consequences, including the inclusion of income under Section 956 of the Code, as determined by Borrower in its reasonable discretion) of such Foreign Subsidiary’s Voting Stock to be subjected to a Lien to secure the Obligations.

6.15                        Further Assurances; Collateral.

(a)                                  Take and shall cause each of its Subsidiaries to take such actions and to execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent, on behalf of the Secured Parties, shall at all times have received currently effective duly executed Loan Documents granting Liens and security interests in substantially all of the material assets of the Borrower and each of its Subsidiaries, including all capital stock, partnership, joint venture, membership interests, or other equity interests; provided Collateral will not include the following:

(i)                                     Voting Stock of any Foreign Subsidiary in excess of 65% of such Voting Stock to the extent that a Lien on a greater percentage would trigger adverse tax consequences, including the inclusion of income under Section 956 of the Code, as determined by Borrower in its reasonable discretion;

(ii)                                  Equity Interests in Excluded Ventures to the extent such Equity Interests are encumbered by a Permitted Lien and exist on the Effective Date or such Equity Interests are otherwise subject to restrictions on the ability of a Loan Party to pledge such Equity Interests;

(iii)                               any right or interest in any contract, lease, permit, license or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license or license agreement, or applicable Law with respect thereto, the grant of a Lien therein is prohibited as a matter of Law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that the exclusion set forth in this clause (iii) shall in no way be construed to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable Law);

(iv)                              Excluded Accounts;

(v)                                 any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(vi)                              property subject to Permitted Liens pursuant to Sections 7.01(j) and (k) securing indebtedness permitted thereby solely to the extent that a grant or perfection of a Lien in favor of the Administrative Agent in any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the Indebtedness secured by such Liens;

(vii)                           any assets or property of the Borrower or any other Loan Party if in order to grant a Lien on such property or assets in favor of the Administrative Agent, the Borrower or such other Loan Party would be required to obtain a third party consent to the granting of such Lien; and

(viii)                        any units of the Borrower owned by the Borrower or General Partner to the extent constituting “margin stock” (as such term is defined in Regulation U promulgated by the Board).

(b)                                 In connection with the actions required pursuant to the foregoing Section 6.15(a), the Borrower shall cause each of its Subsidiaries to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, title opinions, title insurance and other documents as shall be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, and in any event otherwise consistent with the requirements of this Section 6.15, the Security Agreement and the Mortgages; provided, however, that Borrower and its Subsidiaries shall not be required to obtain third party consents in order to include assets of the Loan Parties in the Collateral.  Additionally, Borrower shall cause MWLM&R to execute an acknowledgment of the pledge by the MarkWest MWLM&R Member of 100% of its Equity Interest in MWLM&R to the Administrative Agent, on behalf of the Secured Parties, and shall pledge or cause the MarkWest MWLM&R Member and any other Subsidiary of the Borrower that owns or acquires any additional membership interest in MWLM&R to pledge such additional membership interests in MWLM&R to the Administrative Agent, on behalf of the Secured Parties.

(c)                                  The Liens required by this Section 6.15 shall, to the extent required by the Security Agreement and the Mortgages, be first priority perfected Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens except Permitted Liens.  If the Administrative Agent shall determine that, as of any date, the Borrower shall have failed to comply with this Section 6.15, the Administrative Agent may (and at the direction of the Required Lenders, shall) notify the Borrower in writing of such failure and, within 30 days (or such later time as may be permitted by the Administrative Agent in its sole discretion) from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver or shall cause to be executed and delivered to the Administrative Agent supplemental or additional Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering the additional assets and properties not then encumbered by any Loan Documents to which such failure relates (together with such other information, as may be reasonably requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) such that the Administrative Agent shall have received currently effective duly executed and perfected Collateral Documents as required by Section 6.15(a) and the other Loan Documents.

(d)                                 Notwithstanding anything to the contrary in Section 6.14 or this Section 6.15, in connection with acquisition by any Loan Party of additional interests in real property in the ordinary course of business that are associated with pipelines that are subject to Mortgages, including, without limitation, rights of way, the notification obligations of the Borrower with respect thereto shall be limited as provided in Section 6.02(f).  With respect to any properties reported pursuant to Section 6.02(f), the Loan Parties shall, within 90 days (or such later time as may be permitted by the Administrative Agent in its sole discretion) of any request from the Administrative Agent, enter into new Mortgages or amend or supplement existing Mortgages, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, to include any such additional real property interests in the Collateral and deliver such other applicable documentation with respect thereto contemplated by Section 6.15(b) as the Administrative Agent may reasonably request.

6.16                        Fiscal Year.  Maintain its December 31 fiscal year end.

ARTICLE VII.
NEGATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower warrants, covenants and agrees that until the Payment in Full of the Obligations no Loan Party will:

7.01                        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Effective Date and listed on Schedule 7.01 to this Agreement and any renewals or extensions thereof; provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g)                                 (i) easements, rights-of-way, restrictions and other encumbrances affecting real property which do not, taken as a whole, materially detract from the value of the Mortgaged Properties subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (ii) title exceptions disclosed in title policies insuring any Mortgages and (iii) Liens on pipeline facilities that arise by operation of Law;

(h)                                 judgment Liens not giving rise to an Event of Default;

(i)                                     any Lien existing on any asset (other than stock of a Subsidiary held by a Loan Party) (i) prior to acquisition thereof by the Borrower or a Subsidiary or (ii) in the case of MWLM&R becoming a Loan Party prior to the time that MWLM&R is joined as a Loan Party, and in each case, not created in contemplation of such acquisition or joinder; provided that (A) no such Lien shall be extended to cover property other than the asset being acquired and proceeds thereof, (B) such Lien was not created in contemplation of or in connection with such acquisition or joinder, and (C) the Indebtedness thereby secured is permitted by Section 7.04(e) or Section 7.04(g);

(j)                                     Liens securing Capital Lease obligations; provided that the Indebtedness in respect of such Capitalized Lease is permitted under Section 7.04(e);

(k)                                  purchase money Liens upon or in any property acquired by Borrower or any of its Subsidiaries to secure the deferred portion of the purchase price of such property or to secure Indebtedness incurred to finance the acquisition of such property; provided that (i) no such Lien shall be extended to cover property other than the property being acquired and proceeds thereof, and (ii) the Indebtedness thereby secured is permitted by Section 7.04(e);

(l)                                     Liens reserved in or exercisable under any lease or sublease to which the Borrower or a Subsidiary is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or Subsidiary is in material compliance with the terms and conditions thereof;

(m)                               any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(n)                                 Liens on Equity Interests held by any Loan Party in an Excluded Venture;

(o)                                 Liens granted on cash pledged as margin collateral securing Indebtedness owing under Swap Contracts with counterparties permitted by Section 7.03 in an amount not to exceed $20,000,000 in the aggregate at any time outstanding;

(p)                                 Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of any Loan Party’s business that are customary in the Midstream Business;

(q)                                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit accounts or securities accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or securities intermediary with which such accounts are maintained, securing amounts owing to such bank or securities intermediary with respect to cash management, operating and trading account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(r)                                    licenses of intellectual property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(s)                                  the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(t)                                    Liens constituting earnest money deposits not to exceed $5,000,000 at any time outstanding made by a Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Investment permitted hereunder;

(u)                                 Liens on assets being disposed of by a Loan Party pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets that is otherwise permitted hereunder;

(v)                                 pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business not to exceed $1,000,000 at any time outstanding; and

(w)                               Liens not otherwise permitted pursuant to this Section 7.01 securing obligations of up to $1,000,000.

7.02                        Investments.  Make or own any Investments, except:

(a)                                  Investments existing on the Effective Date and, in the event that MWLM&R is joined as a Loan Party, Investments of MWLM&R existing on the date of such joinder;

(b)                                 Cash Equivalents;

(c)                                  Investments constituting Indebtedness permitted under Section 7.04(b);

(d)                                 Investments by the Borrower and its Subsidiaries in (i) Borrower or any Subsidiary of the Borrower that, prior to, or upon giving effect to (within the time period provided in Section 6.14) such Investment, is a Guarantor and (ii) any Subsidiary that does not become a Guarantor in an aggregate amount at any time outstanding not to exceed $1,000,000.;

(e)                                  the Loan Parties may acquire and hold accounts receivables, payment intangibles, chattel paper, notes receivable and similar items owing to any of them if created or acquired in the ordinary course of business;

(f)                                    Permitted Acquisitions by the Borrower or its Subsidiaries and earnest money deposits with respect thereto permitted pursuant to Section 7.01; provided in the case of an asset acquisition, the acquired assets become Collateral to the extent and within the time period required pursuant to Sections 6.14 and 6.15 and in the case of an equity acquisition, the acquired Person complies with the requirements of Sections 6.14 and 6.15; provided, that such acquisition is of assets used in or of a Person engaged in, the Midstream Business; provided further, after giving effect to any such Investment the Borrower is in pro forma compliance with Section 7.15;

(g)                                 Investments in MWLM&R existing on the Effective Date and subsequent capital contributions to maintain or increase the MarkWest MWLM&R Member’s investment balance in MWLM&R; provided after giving effect to any such Investment the Borrower is in pro forma compliance with Section 7.15;

(h)                                 Investments (in addition to any Investments described in Sections 7.02(a) and (g)) in Excluded Ventures in an aggregate amount not to exceed $250,000,000;

(i)                                     other Investments (in addition to any Investments described in Sections 7.04(a), (g) and (h)) in Excluded Ventures of up to $50,000,000; provided the Borrower is in compliance with the financial covenant conditions precedent for making such Investment set forth in Sections 7.15(a), (b) and (c); provided further, after giving pro forma effect to such Investment, the Borrower and its Subsidiaries have no less than $100,000,000 in Cash Equivalents and Borrowing availability under this Agreement;

(j)                                     Investments in Swap Contracts permitted under Section 7.03;

(k)                                  Investments constituting non-cash consideration received in connection with a Disposition permitted under Section 7.07; provided that such non-cash consideration does not exceed 25% of the aggregate consideration received unless such non-cash consideration is in connection with a like-kind exchange;

(l)                                     Restricted Payments permitted pursuant to Section 7.08, to the extent any such Restricted Payment would constitute an Investment;

(m)                               loans and advances to directors, employees and officers of Borrower and its Subsidiaries for bona fide business purposes, in aggregate amount not to exceed $5,000,000 at any time outstanding;

(n)                                 Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of amounts due (including in settlement of delinquent obligations and other disputes with supplies and customers); and

(o)                                 Investments in pledges, deposits and payment or performance bonds made or given in the ordinary course of business.

7.03                        Hedging Agreements.  Enter into any Swap Contracts other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices, or foreign exchange rates and not for purposes of speculation; provided (i) that the Swap Contract shall not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (ii) any Swap Contract that is not a Lender Hedging Agreement cannot be secured by any Lien on any assets of the Borrower or any of its Affiliates, provided, that such Swap Contract may be supported by a Letter of Credit under this Agreement and may, subject to the limitations of Section 7.01(o), be secured by cash pledged as margin collateral; and (iii) that no Lender Hedging Agreement may be secured by any Lien on any asset or property of the Borrower or any of its Affiliates other than the Lien created pursuant to the Collateral Documents and any additional margin or cash collateral for any Lender Hedging Agreement is strictly prohibited; provided if Borrower is required to pledge cash collateral or deliver letters of credit in connection with Swap Transactions as a result of the Enactment of Derivatives Legislation, then Borrower may deliver Letters of Credit to secure the obligation of the Borrower or any Subsidiary under a Lender Hedging Agreement.

7.04                        Indebtedness.  Create, incur, or assume any Indebtedness except:

(a)                                  Indebtedness incurred pursuant to the Loan Documents;

(b)                                 Indebtedness owed by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary or by the Borrower to a Wholly-Owned Subsidiary of the Borrower; provided, that, in each such case, if requested by the Administrative Agent, such Indebtedness is evidenced by a promissory note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent;

(c)                                  Indebtedness existing on the Effective Date and listed on Schedule 7.04 to this Agreement including the Senior Unsecured Notes and any refinancing thereof;

(d)                                 Obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract to the extent permitted by Section 7.03, including, without limitation, any guaranty thereof by a Loan Party;

(e)                                  Indebtedness of the Borrower and its Subsidiaries in respect of purchase money obligations or Capital Leases for fixed or capital assets within the limitations set forth in Section 7.01(k) and any refinancing thereof; provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)                                    other unsecured Indebtedness of the Borrower and its Subsidiaries not to exceed $30,000,000 in the aggregate principal amount outstanding at any time and any refinancing thereof;

(g)                                 Indebtedness (whether secured or unsecured) incurred or assumed by (i) the Borrower or any Loan Party in connection with the purchase of any asset or in connection with a Permitted Acquisition or (ii) MWLM&R (in the case that MWLM&R is joined as a Loan party hereunder) and any refinancing thereof; provided, however, such Indebtedness was not created in contemplation of or in connection with such acquisition or joinder;

(h)                                 unlimited Indebtedness of the Borrower and its Subsidiaries in connection with the issuance of additional senior unsecured notes and any refinancing thereof; provided:

(i)                                     such Indebtedness shall not have a cross-default provision (as opposed to cross acceleration or cross-default limited to payment defaults);

(ii)                                  such Indebtedness shall not have any financial covenants more restrictive than those set forth in Section 7.15 (ignoring for purposes of this Section 7.04(h)(ii) the financial covenants set forth in the provisos thereto);

(iii)                               such Indebtedness shall not have a maturity date earlier than September 30, 2015;

(iv)                              such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than the Indebtedness owing under this Agreement;

(i)                                     Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); and

(j)                                     Indebtedness owed to any person with respect to premiums payable for property, casualty or liability insurance for any Loan Party, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year.

Provided, that if any Indebtedness is incurred pursuant to this Section 7.04, both before and after such Indebtedness is created, incurred or assumed, no Default shall exist and the Borrower, after giving effect to the incurrence of such Indebtedness on a pro forma basis, shall be in compliance with Sections 7.15(a), (b) and (c) as of the most recently ended fiscal quarter of the Borrower.

7.05                        Intentionally Omitted.

7.06                        Fundamental Changes.  Merge or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, so long as no Default exists or would result therefrom:

(a)                                  any Person may merge into the Borrower; provided that the Borrower is the surviving entity;

(b)                                 any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries; provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(c)                                  any Person (other than the Borrower) may merge into any Subsidiary; provided that such Subsidiary is the surviving entity;

(d)                                 any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), (i) to the Borrower or to another Subsidiary; provided that if the seller in such transaction is a Wholly-Owned Subsidiary, then the purchaser must also be a Wholly-Owned Subsidiary or (ii) to any other Person in a transaction permitted pursuant to Section 7.07; and

(e)                                  any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, is not reasonably expected to have a Material Adverse Effect.

7.07                        Dispositions.

Make any Disposition, except:

(a)                                  Dispositions by the Borrower or its Subsidiaries of inventory in the ordinary course of business;

(b)                                 (i) Dispositions of property by any Subsidiary to the Borrower, or by any Subsidiary or by the Borrower, to a Wholly-Owned Subsidiary that is a Guarantor and (ii) Dispositions of property constituting the making of an Investment permitted pursuant to Section 7.02 or a Restricted Payment permitted pursuant to Section 7.08;

(c)                                  other Dispositions for fair market value; provided no Default then exists or arises as a result thereof; and provided that if the Disposition is for cash and a prepayment is required by Section 2.08(c), the Borrower shall make such prepayment in accordance with such Section;

(d)                                 abandonment or disposition of used, worn out, obsolete or surplus property by any Loan Party in the ordinary course of business and the abandonment or other disposition of intellectual property that, in the reasonable judgment of Borrower, should be replaced, is no longer economically practicable to maintain or is no longer useful in the conduct of the business of the Loan Parties taken as a whole;

(e)                                  leases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;

(f)                                    assignments and licenses of intellectual property of any Loan Party in the ordinary course of business;

(g)                                 transfers resulting from casualty or condemnation events so long as the Borrower complies with the requirements, if applicable, set forth in Section 2.08;

(h)                                 any Loan Party may dispose of defaulted receivables and similar obligations in the ordinary course of business; and

(i)                                     any Loan Party may settle or compromise receivables and similar obligations in the ordinary course of business.

7.08                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  each Subsidiary may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower;

(b)                                 the Borrower may (i) declare and make Quarterly Distributions of Available Cash to the extent such Quarterly Distributions in any fiscal quarter do not exceed, in the aggregate, Available Cash for the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement, and (ii) purchase Borrower’s limited partnership units under the Borrower’s Long-Term Incentive Plan in accordance with, and as defined in, the Partnership Agreement; provided, that at the time each such Quarterly Distribution or purchase is made no Default exists or would result therefrom;

(c)                                  the Borrower and any Guarantor may make redemptions of, or purchase equity interest in, the Borrower or any Guarantor from employees of the Borrower or such Guarantor; provided, that at the time any purchase or redemption is made no Default exists or would result therefrom; provided further that the aggregate amount expended in any consecutive 12-month period for purchases or redemptions pursuant to this Section 7.08(c) above shall not exceed $3,000,000;

(d)                                 the Borrower may make distributions of its units; and

(e)                                  the Borrower or any Loan Party may purchase Equity Interests of any non-Wholly-Owned Subsidiary from any Person holding Equity Interests in such Subsidiary.

7.09                        ERISA.  At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan maintained by the Borrower or any of its Subsidiaries to: (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.10                        Nature of Business; Capital Expenditures; Risk Management.  Engage in any line of business other than the Midstream Business or make any Capital Expenditures or Permitted Acquisitions permitted by Section 7.02(g) except in connection with the Midstream Business; provided, however, any Loan Party may make a Permitted Acquisition of a Person engaged primarily in the Midstream Business that has non-core assets outside of the Midstream Business.  Without the written approval of the Administrative Agent, the Borrower will not materially change its risk management policy.

7.11                        Transactions with Affiliates.  Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, (ii) transactions between or among the

Borrower or its Subsidiaries and its Affiliates permitted by Sections 7.02(d), (g), (h), (i) and (m), (iii) any Restricted Payment permitted by Section 7.08, and (iv) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s length basis from unrelated third parties.

7.12                        Burdensome Agreements.  Enter into any Contractual Obligation that limits the ability of any Subsidiary that is a Guarantor from making Restricted Payments to the Borrower or transfer property to the Borrower.  Notwithstanding the foregoing, (i) documents governing a Capitalized Lease or a purchase money Lien or a pre-acquisition Lien permitted by Sections 7.01(i), (j) and (k) may prohibit other Liens on the asset encumbered by such Lien (including any permitted refinancings thereof, so long as the lien restrictions included in the refinancing are not more burdensome), (ii) customary non-assignment provisions or other restrictions on Liens contained in licenses, joint venture agreements, lease agreements or other contracts entered into in the ordinary course of business shall not violate this Section 7.12, (iii) the Organization Documents of Excluded Ventures may limit Restricted Payments and transfers of property, and (iv) documents governing a Disposition may contain restrictions with respect to the assets being Disposed.

7.13                        Use of Proceeds.  Use the proceeds of any Loan for purposes other than those permitted by Section 6.12, or use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.14                        Organizational Document Amendments.  Permit any amendment to the Partnership Agreement or any Organization Document of any Loan Party, if such amendment could reasonably be expected to (a) have a Material Adverse Effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or (b) otherwise materially adversely affect the Lenders.

7.15                        Financial Covenants.  Excluded Ventures shall not be included in the calculation of the following financial covenants except to the extent of any distributions actually received by the Loan Parties from any Excluded Venture.

(a)                                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio at any fiscal quarter-end to be less than 2.75 to 1.0; provided, (x) as a condition precedent to the Borrower’s designation of a Subsidiary as an Excluded Venture pursuant to Section 1.08, (y) as a condition precedent to the Borrower making an Investment described in Section 7.02(i), and (z) as a condition precedent to the Borrower using proceeds of an Extension of Credit pursuant to Section 6.12(g) to finance a Qualifying 6.875% Senior Note Refinancing, the Interest Coverage Ratio must not be less than 3.25 to 1.0.

(b)                                 Total Leverage Ratio.  Permit the Total Leverage Ratio at any fiscal quarter-end to be greater than 5.25 to 1.0; provided, (x) as a condition precedent to the Borrower’s designation of a Subsidiary as an Excluded Venture pursuant to Section 1.08, (y) as a condition precedent to the Borrower making an Investment described in Section 7.02(i), and (z) as a condition precedent to the Borrower using proceeds of an Extension of Credit pursuant to Section 6.12(g) to finance a Qualifying 6.875% Senior Note Refinancing, the Total Leverage Ratio must not be greater than 4.75 to 1.0.

(c)                                  Senior Leverage Ratio.  Permit the Senior Leverage Ratio at any fiscal quarter-end to be greater than 3.25 to 1.0; provided, (x) as a condition precedent to the Borrower’s designation of a Subsidiary as an Excluded Venture pursuant to Section 1.08, (y) as a condition precedent to the Borrower making an Investment described in Section 7.02(i), and (z) as a condition precedent to the Borrower using proceeds of an Extension of Credit pursuant to Section 6.12(g) to finance a Qualifying 6.875% Senior Note Refinancing, the Senior Leverage Ratio must not be greater than 2.75 to 1.0.

(d)                                 Adjustments for Acquisitions, Investments and Dispositions.  For purposes of determining compliance with Sections 7.15(a), (b) and (c), to take into account acquisitions, investments and Dispositions, in each case by the Borrower, any Subsidiary or an Excluded Venture, occurring after the Effective Date:

(i)                                     Consolidated EBITDA shall be calculated after giving effect, on a pro forma basis in accordance with GAAP or such other method of adjustment reasonably satisfactory to the Administrative Agent for the four consecutive fiscal quarters most recently completed, to any acquisition or investment occurring during such period, as if such acquisition or investment occurred on the first day of such period.

(ii)                                  If, in connection with an acquisition or investment, any Indebtedness is incurred or assumed by the Borrower, any of its Subsidiaries or an Excluded Venture, then Consolidated Interest Charges shall be calculated, on a pro forma basis (in accordance with GAAP or such other method of adjustment reasonably satisfactory to the Administrative Agent) for the four quarters most recently completed, as if such Indebtedness incurred or assumed had been incurred on the first day of such period.

(iii)                               Consolidated EBITDA and Consolidated Interest Charges shall be adjusted on a pro forma basis (in accordance with GAAP or such other method of adjustment reasonably satisfactory to the Administrative Agent) for any Disposition in excess of $50,000,000 for the four consecutive fiscal quarters most recently completed, for any such Disposition occurring during such period, as if such Disposition occurred on the first day of such period.

(e)                                  Adjustments for Material Projects. For purposes of determining compliance with Sections 7.15(a), (b) and (c) in the event the Borrower, any of its consolidated Subsidiaries or any Excluded Venture, including MWLM&R, undertakes a Material Project, a Material Project Consolidated EBITDA Adjustment may be made at Borrower’s option. As used herein a “Material Project Consolidated EBITDA Adjustment” means, with respect to each Material Project:

(i)                                     prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower (or in the case of an Excluded Venture, including MWLM&R, the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture attributable to the equity interest of the Loan Parties in such Excluded Venture attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower or the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture, as applicable, attributable to such Material Project following such Commercial Operation Date);

provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(ii)                                  beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower (or in the case of any Excluded Venture the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture attributable to the equity interest of any Loan Parties in such Excluded Venture) attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower or the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture, as applicable, attributable to such Material Project following such Commercial Operation Date).

(iii)                               Notwithstanding the foregoing: (A) no such additions shall be allowed with respect to any Material Project unless: (y) not later than 30 days prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 6.02(a) to the extent Material Project Consolidated EBITDA Adjustments will be made to Adjusted Consolidated EBITDA in determining compliance with this Section 7.15, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower or Excluded Venture, as applicable, attributable to such Material Project, and (z) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and Excluded Ventures for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)                                  Non-Payment .  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any LC Exposure or (ii) within three Business Days after the same becomes due, any interest on any Loan, any LC Exposure, any Commitment Fee or other fee due hereunder or under the Fee Letter, or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (other than a covenant or agreement (x) specified in Section 8.01(a) or (b) above or (y) relating to a security interest creation or validity matter that does not give rise to an Event of Default pursuant to Section 8.01(m) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date notice has been given to the Borrower by the Administrative Agent or a Lender or (ii) the date a Responsible Officer knew of such Default; or

(d)                                 Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document (other than a representation or warranty relating to a security interest creation or validity matter that does not give rise to an Event of Default pursuant to Section 8.01(m) below), or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) The Borrower or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness under Swap Contracts) having an aggregate principal amount (or, in the case of a Capitalized Lease or a Synthetic Lease Obligation, Attributable Indebtedness) (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $30,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness, the lessor under such Synthetic Lease Obligation or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any other Loan Party is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or any other Loan Party as a result thereof is greater than (individually or collectively) $30,000,000, or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any other Loan Party is an Affected Party (as defined in such Swap Contract) and the amount calculated as being owed by the Borrower and other Loan Party as a result of such Early Termination Date is greater than (individually or collectively) $30,000,000 and such amount is not paid when due under such Swap Contract; or

(f)                                    Insolvency Proceedings, Etc.  (i) The Borrower or any other Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) The Borrower or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and its Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Borrower or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $30,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  If the Borrower, any other Loan Party or any of their ERISA Affiliates maintains any Plan or any Multiemployer Plan, an ERISA Event occurs with respect to a Plan or Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or the Payment in Full of the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Dissolution.  The Borrower or any other Loan Party shall dissolve, liquidate, or otherwise terminate its existence, except as permitted in Section 7.06; or

(m)                               Collateral; Impairment of Security, etc.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in Collateral (with a value, individually or in the aggregate, in excess of $1,000,000) purported to be covered thereby or the security interest in such Collateral shall for any reason cease to be a perfected and first priority security interest in such Collateral to the extent required by such Collateral Document.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)                                  declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  declare that an amount equal to the then Outstanding Amount of all LC Exposure be immediately due and payable by the Borrower, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower, and require that the Borrower deliver such payments to the Administrative Agent to Cash Collateralize the LC Exposure (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of an Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and an amount equal to the then Outstanding Amount of the LC Exposure shall be deemed to be forthwith due and owing by the Borrower to the Issuing Bank(s) and the Lenders as of the date of such occurrence and the Borrower’s obligation to pay such amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit and, to the fullest extent permitted by applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such payments shall be delivered to and held by the Administrative Agent as Cash Collateral securing the LC Exposure.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure have automatically been required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                                  first, to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs;

(b)                                 second, to the ratable payment of all fees, expenses and indemnities (including amounts payable under Article III) for which the Administrative Agent, Lenders or any Affiliate of a Lender have not been paid or reimbursed in accordance with the Loan Documents or Lender Hedging Agreement (as used in this Section 8.03(b), a “ratable payment” for any Lender, Lender Affiliate or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses and indemnities owed to such Lender, Lender Affiliate or the Administrative Agent bears to the total aggregate fees, expenses and indemnities owed to all Lenders, Lender Affiliates and the Administrative Agent on such date of determination);

(c)                                  third, to the ratable payment of accrued and unpaid LC Fees, the Outstanding Amount of LC Disbursements, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements (it being understood that for purposes of this clause (c) the Outstanding Amount of Obligations under Lender Hedging Agreements refers to payments owing in connection with an Early Termination Date as defined in the 2002 Master Agreement form promulgated by the ISDA (or equivalent type payment obligation if some other form of Swap Contract is in effect)(as used in this Section 8.03(c), “ratable payment” means for any Lender (or Lender Affiliate, in the case of a Lender Hedging Agreement), on any date of determination, that proportion which the accrued and unpaid LC Fees, the Outstanding Amount of LC Disbursements, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to such Lender (or Lender Affiliate, in the case of a Lender Hedging Agreement) bears to the accrued and unpaid LC Fees, the Outstanding Amount of LC Disbursements, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to all Lenders(and Affiliates, in the case of a Lender Hedging Agreement);

(d)                                 fourth, to Cash Collateralize the Letters of Credit; and

(e)                                  last, to the payment of the remaining Obligations, if any, in the order and manner the Required Lenders deem appropriate.

Subject to Section 2.05(j), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 8.03(d) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01                        Appointment and Authorization of Administrative Agent; Lender Hedging Agreements.

(a)                                  Each Lender hereby irrevocably (subject to Section 9.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, the Syndication Agent or the Documentation Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

9.02                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03                        Default; Collateral.

(a)                                  Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Lenders or the Lenders, as the case may be.  All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Lender Hedging Agreements and Banking Services, Affiliates, if applicable) subject to the expenses of the Administrative Agent.  In actions with respect to any property of the Borrower or any other Loan Party, the Administrative Agent is acting for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement and Banking Services, Affiliates, if applicable).  Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement and Banking Services, Affiliates, if applicable).

(b)                                 Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents on behalf of and for the benefit of the Lenders (and, with respect to Lender Hedging Agreements and Banking Services, Affiliates, if applicable)(or if previously entered into, hereby ratifies the Administrative Agent’s (or any predecessor administrative agent’s) previously entering into such agreements and Collateral Documents).

(c)                                  Except to the extent unanimity (or other percentage set forth in Section 10.1) is required hereunder, each Lender agrees that any action taken by the requisite Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the requisite Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d)                                 The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(e)                                  The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent (or any predecessor administrative agent) herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 9.03 or in any of the Collateral Documents; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE COLLATERAL, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT MAY ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, GIVEN THE ADMINISTRATIVE AGENT’S OWN INTEREST IN THE COLLATERAL AS ONE OF THE LENDERS AND THAT THE ADMINISTRATIVE AGENT SHALL HAVE NO DUTY OR LIABILITY WHATSOEVER TO ANY LENDER (AND, WITH RESPECT TO LENDER HEDGING AGREEMENTS AND BANKING SERVICES,

AFFILIATES), OTHER THAN TO ACT WITHOUT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f)                                    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to (i) deliver instruments of assurance confirming the non-existence of any Lien under the Loan Documents with respect to assets of the Loan Parties described in Section 6.15(a) that are excluded from the Collateral and (ii) release any Lien granted to or held by the Administrative Agent upon any Collateral: (A) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; (B) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed; or (C) consisting of an instrument or other possessory collateral evidencing Indebtedness or other obligations pledged to the Administrative Agent (for the benefit of the Lenders), if the Indebtedness or obligations evidenced thereby has been paid in full or otherwise superseded.  In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon Collateral as contemplated in Section 10.01(c) or (d), or if approved, authorized, or ratified in writing by the requisite Lenders.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.03.

(g)                                 In furtherance of the authorizations set forth in this Section 9.03, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Documents), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (f) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.03.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney).  The power of attorney conferred by this Section 9.03(g) to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Extensions of Credit under the Loan Documents.

9.04                        Liability of Administrative Agent.  NO AGENT-RELATED PERSON SHALL (A) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.05                        Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the requisite Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants.  Where this Agreement expressly permits or prohibits an action unless the requisite Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the requisite Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has funded its Applicable Percentage of the initial Extensions of Credit on the Effective Date (or, if there is no Extension of Credit made on such date, each Lender other than Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender (or otherwise made available for such Lender on SyndTrak Online, DXSyndicate™ or any similar website) for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.06                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.07                        Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as counsel to the Administrative Agent.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.08                        Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), in accordance with their respective Applicable Percentages, and hold harmless each Agent-Related Person from and against any and all indemnified liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.08.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.08 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.09                        Administrative Agent in its Individual Capacity. Wells Fargo and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Wells Fargo were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the

Administrative Agent or an Issuing Bank, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

9.10                        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.11                        Syndication Agent; Other Agents; Arrangers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.12                        Administrative Agent May File Proof Of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.04, 10.04 and 10.05) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.13                        Lender Hedging Agreements.  To the extent any Affiliate of a Lender is a party to a Swap Contract with the Borrower or any of its Subsidiaries and thereby becomes a beneficiary of the Liens pursuant to the Mortgages or any other Collateral Document, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with the Mortgages and such Collateral Documents and to be bound by the terms of this Article IX, Section 10.01(e) and the last sentence of Section 2.14.

9.14                        Banking Services.  To the extent any Affiliate of a Lender provides any Banking Services and thereby becomes a beneficiary of the Liens pursuant to the Security Agreements, Mortgages or any other Collateral Document, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with the Security Agreements, Mortgages and such Collateral Documents and to be bound by the terms of this Article IX, Section 10.01(e) and the last sentence of Section 2.14.

ARTICLE X.

MISCELLANEOUS

10.01                 Amendments, Releases of Collateral, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders specified below in this Section 10.01(a) and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)                                  postpone or delay any scheduled date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (except any amendment described in Section 10.01(b) which can be approved by the Required Lenders) without the written consent of each Lender directly affected thereby;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or (subject to clause (B) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or LC Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;

(iv)                              change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)                                 change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vi)                              except in connection with a Disposition permitted under Section 7.07 or as otherwise permitted under this Section 10.01, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 Any amendment to any Loan Document which purports to (i) decrease the amount of any mandatory prepayment or commitment reduction required by Section 2.08 or (ii) change this Section 10.01(b), must be by an instrument in writing executed by Borrower, the Administrative Agent, and the Required Lenders.

(c)                                  Upon any (i) Disposition of Collateral which is permitted pursuant to the Loan Documents, (ii) designation of a Loan Party as an Excluded Venture in accordance with Section 1.08 or (iii) occurrence of any event or circumstance described in Section 9.03(f) in respect of which a release of Collateral is authorized thereby), and upon five Business Days’ prior written request (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) by the Borrower (which request must, unless otherwise approved by the Administrative Agent, be accompanied by the following, to the extent applicable and available (A) true and correct copies of all material documents of transfer or disposition, including any contract of sale, (B) a preliminary closing statement and instructions to the title company, if any, and (C) all requested release instruments in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary or reasonably requested to evidence the release of Liens granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents in such Collateral.  For clarity, in the case of a Disposition of 100% of the Equity Interests of a Loan Party which is permitted pursuant to the Loan Documents or the designation of a Loan Party as an Excluded Venture in accordance with Section 1.08, the releases under this Section 10.01(c) shall include a release of (A) the Guaranty issued by such Loan Party and (B) the Liens granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents in any assets of such Loan Party.  The Administrative Agent shall not be required to execute any release instruments on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of Liens without recourse or warranty.  No such release shall impair the Administrative Agent’s Lien on the proceeds of sale of such Collateral by a Loan Party.

(d)                                 Upon the Payment in Full of the Obligations, and, unless the requirements of Section 10.01(e) have been satisfied, the termination and satisfaction of all obligations under all Lender Hedging Agreements, the Administrative Agent agrees to, and the Lenders hereby instruct the Administrative Agent to, at the Borrower’s expense, execute and authorize such releases of the Collateral Documents as the Borrower shall reasonably request and this Agreement shall be deemed terminated except that such termination shall not relieve the Borrower of any obligation to make any payments to the Administrative Agent or any Lender required by any Loan Document to the extent accruing, or relating to an event occurring, prior to such termination.

(e)                                  Notwithstanding any provision herein to the contrary, if, upon the Payment in Full of the Obligations, any amounts owed pursuant to any Lender Hedging Agreement, the Administrative Agent will and is hereby authorized to, (A) release the Liens created under the Loan Documents and (B) release all Guaranties of the Guarantors; provided, that unless otherwise authorized by each Hedge Counterparty to such Lender Hedging Agreement, contemporaneously with such release, (i) the Borrower (and, if applicable, the Subsidiary that is a party to such Lender Hedging Agreement) either takes such action as may be required to ensure that the obligations under such Lender Hedging Agreements continue to be secured by collateral that secures any concurrent refinancing of this Agreement or (A) executes a margin agreement in form and substance acceptable to such Lender(s), its Affiliates that are parties to such Lender Hedging Agreements (the “Hedge Counterparties”) and (B), if required, provides collateral in the form of cash or a letter of credit having an aggregate value acceptable to such Hedge Counterparties, and (ii) if such Lender Hedging Agreement is executed by a Subsidiary of the Borrower and the Borrower is not a party thereto, the Borrower executes a guaranty covering such Subsidiary’s obligations thereunder, such guaranty to be in form and substance satisfactory to the Hedge Counterparties.  Any release under this Section 10.01(e) must be in writing and signed by the Administrative Agent.

(f)                                    In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the approval of the Lenders directly affected thereby or the unanimous approval of all of the Lenders and Lenders holding at least a majority of the Commitments then in effect, or if the Commitments have terminated, then holding a majority of the Revolving Loans and LC Exposure, in each case in accordance with the terms of this Section 10.01, the Borrower shall be permitted to replace such Non-Consenting Lender pursuant to Section 10.15.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in Section 10.02(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related

Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, Issuing Bank and Lenders.  The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Swingline Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent (including the reasonable and documented fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications (whether or not effective) or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), after the occurrence and during the continuance of an Event of Default in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expense reimbursements under this Agreement and the other Loan Documents shall be due 15 days after Borrower’s receipt of a reasonably detailed invoice therefor.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01, but subject to any exclusions applicable thereto), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its

Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) result from or are with respect to Hazardous Materials which are initially placed on, in or under all or any portion of any property owned or operated by Borrower or any of its Subsidiaries after the date the Lender or any other party takes title to such property, (B) that relate to increased cost matters and are excluded from the indemnification requirements of Sections 3.04 or 3.05, (C) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (D) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (E) arise out of disputes among the Lenders, Issuing Bank and/or Administrative Agent.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Section10.04(c) are subject to the provisions of the last sentence of Section 2.01(b).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section 10.04 (other than Section 10.04(a) above) shall be payable not later than 10 Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Intentionally Omitted.

10.06      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in LC Exposure and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in Section 10.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including consent to an assignment that does not meet the minimum assignment threshold specified in this Section), the Borrower shall be deemed to have given its consent 5 Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Borrower unless such consent is expressly refused by the Borrower prior to such date; provided, if the Borrower reasonably requests additional information regarding the proposed assignee, the foregoing time period will be automatically extended until one Business Day after the Borrower receives information regarding the proposed assignee responsive to the Borrower’s request;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, no processing and recordation fee will be required in connection with any assignment from a Lender to an Affiliate of such Lender.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided, however, that in the event such Note replaces in whole or part any Note previously issued to the assignor, then as a condition to the delivery of such new Note, the assignor shall deliver the previously issued Note to Borrower or, if not available, a lost note affidavit containing customary indemnity protections for the benefit of Borrower.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposure and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i), (ii) or (iii) of Section 10.01(a) that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Resignation as Issuing Bank or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to Section 10.07(b) above and resigns as Administrative Agent pursuant to Section 9.10 above, Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as Issuing Bank or Swingline Lender, as the case may be; provided, further any such successor Issuing Bank or Swingline Lender must accept such appointment in writing.  If Wells Fargo resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in LC Exposure pursuant to Section 2.05(d).  If Wells Fargo resigns as Swingline Lender, it shall retain all rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.15(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and obligations of the retiring Issuing Bank or Swingline Lender, as the case may be, and (B) with respect to Letters of Credit issued by the prior Issuing Bank that remain outstanding, the provisions of Section 2.05(i) shall apply.

10.08      Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives for purposes of its performance, monitoring and administration of the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

Each of the Administrative Agent and the Lenders acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09      Set-off.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, subject to the consent of the Administrative Agent, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted to a Lender by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12      Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan

Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15      Replacement of Lenders.  Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign its Commitment pursuant to (and subject to the consents required by) Section 10.07(b) to one or more Eligible Assignees; provided that such assignment does not conflict with applicable Laws and such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and provided, further, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.  Upon the making of any such assignment, the Borrower shall pay in full any amounts payable pursuant to Section 3.05.

10.16      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH THE PARTIES EXPRESSLY AGREE SHALL APPLY.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE

ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17      Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.20      USA PATRIOT Act Notice.  Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107,56 (signed into law October 26,. 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide such documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.21      Intentionally Omitted.

10.22      Resignation of Administrative Agent and Collateral Agent; Appointment of Successor Administrative Agent; Assignment.

(a)           Pursuant to and in accordance with Section 9.10 of the Original Credit Agreement, effective upon the Effective Date, (i) Royal Bank of Canada resigns as Administrative Agent and Collateral Agent under the Original Credit Agreement and Loan Documents, (ii) the Borrower and the Lenders waive the requirement of 30 days’ prior notice of such resignation, (iii) Wells Fargo is appointed successor administrative agent (and in that capacity as successor collateral agent) for the Lenders under the Credit Agreement (in such capacity, the “Successor Administrative Agent”), (iv) the Borrower consents to the appointment of the Successor Administrative Agent as “Administrative Agent” under the Credit Agreement and Loan Documents, and (v) Wells Fargo accepts its appointment as Successor Administrative Agent, and Royal Bank of Canada is relieved of all duties and obligations as Administrative Agent and Collateral Agent.

(b)           Effective as of the Effective Date, Royal Bank of Canada assigns all of the Liens held by it in its capacity as Administrative Agent and/or Collateral Agent under the Original Credit Agreement to Wells Fargo, as Successor Administrative Agent.  The Lenders authorize Royal Bank of Canada to execute such documents as may be required to effectuate such assignment. In furtherance of the foregoing, following the Effective Date, Royal Bank of Canada agrees to deliver all possessory collateral held by it to Wells Fargo and execute and deliver all agreements and documents as may be reasonably requested by Wells Fargo or Borrower to evidence such assignment of the Collateral and the associated Security Agreements.

(c)           Royal Bank of Canada’s rights to be indemnified and to be reimbursed for costs pursuant to the Credit Agreement, including Sections 9.08 and 10.04, shall extend to actions taken in its capacity as retiring Administrative Agent.

10.23      Termination of Commitments Under Original Credit Agreement.  As of the Effective Date, the Commitments under the Original Credit Agreement are hereby terminated and the Original Administrative Agent and the Lenders hereby waive any right to receive prior notice of such termination. Each Lender agrees upon the Effective Date to return to Borrower with reasonable promptness all “Notes” as defined under the Original Credit Agreement which were delivered by the Borrower in exchange for new Notes to be issued pursuant to this Agreement, and, to the extent such Notes are not returned within such time period, the Borrower shall be entitled to receive a lost note affidavit containing customary indemnities in favor of the Borrower.

10.24      No Novations, Etc.  To the extent of the aggregate commitments outstanding under the Original Credit Agreement ($435,600,000), nothing contained herein shall be deemed a novation of or a repayment or new advance of any obligation of the Borrower hereunder.   Only to the extent of the increase in the Commitments over that amount ($264,400,000) shall there be deemed to be a new advance by the Lenders to the Borrower under this Agreement.   The Indebtedness owing under the Original Agreement is renewed, rearranged, extended and carried forward by this Agreement and all of the Liens securing the “Obligations” as defined in the Original Credit Agreement are carried forward and secure, without interruption or loss or priority, the Obligations under this Agreement.

10.25      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MARKWEST ENERGY PARTNERS, L.P.

By:	MarkWest Energy GP, L.L.C., its general partner

By:	/s/ NANCY K. BUESE
	Name:	Nancy K. Buese
	Title:	Senior Vice President and Chief Financial Officer

Signature Page

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WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Successor Administrative Agent

By:	/s/ SUZANNE F. RIDENHOUR
	Name:	Suzanne F. Ridenhour
	Title:	Vice President

Signature Page

2

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender, Issuing Bank and Swingline
Lender

By:	/s/ SUZANNE F. RIDENHOUR
	Name:	Suzanne F. Ridenhour
	Title:	Vice President

Signature Page

3

ROYAL BANK OF CANADA, as resigning
Administrative Agent

By:	/s/ SUSAN KHOKHER
	Name:	Susan Khokher
	Title:	Manager, Agency

Signature Page

4

ROYAL BANK OF CANADA, as Lender

By:	/s/ JASON S. YORK
	Name:	Jason S. York
	Title:	Authorized Signatory

Signature Page

5

COMPASS BANK,
as a Lender

By:	/s/ GREG DETERMANN
Name:	Greg Determann
Title:	Senior Vice President

Signature Page

6

BNP PARIBAS,
as a Lender

By:	/s/ ANDREW OSTROV
Name:	Andrew Ostrov
Title:	Director

By:	/s/ LARRY ROBINSON
Name:	Larry Robinson
Title:	Director

Signature Page

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JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ STEPHANIE J. BALETTE
Name:	Stephanie J. Balette
Title:	Senior Vice President

Signature Page

8

MORGAN STANLEY BANK,
as a Lender

By:	/s/ RYAN VETSCH
Name:	Ryan Vetsch
Title:	Authorized Signatory

Signature Page

9

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ JOHN C. LOZANO
Name:	John C. Lozano
Title:	Vice President

Signature Page

10

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ ADAM H. FEY
Name:	Adam H. Fey
Title:	Vice President

Signature Page

11

BARCLAYS BANK PLC,
as a Lender

By:	/s/ SAM YOO
Name:	Sam Yoo
Title:	Assistant Vice Predident

Signature Page

12

SUNTRUST BANK,
as a Lender

By:	/s/ GREGORY MAGNUSON
Name:	Gregory Magnuson
Title:	Vice President

Signature Page

13

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ MARY E. EVANS
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ APRIL VARNER
Name:	April Varner
Title:	Director

Signature Page

14

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ WESLEY FONTANA
Name:	Wesley Fontana
Title:	Vice President

Signature Page

15

COMERICA BANK,
as a Lender

By:	/s/ CAROLINE M. McCLURG
Name:	Caroline M. McClurg
Title:	Vice President

Signature Page

16

NATIXIS,
as a Lender

By:	/s/ DANIEL PAYER
Name:	Daniel Payer
Title:	Managing Director

By:	/s/ LOUIS P. LAVILLE, III
Name:	Louis P. Laville, III
Title:	Managing Director

Signature Page

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SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ MASAKAZU HASEGAWA
Name:	Masakazu Hasegawa
Title:	General Manager

Signature Page

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as a Lender

By:	/s/ NUPUR KUMAR
Name:	Nupur Kumar
Title:	Vice President

By:	/s/ LYNNE-MARIE PAQUETTE
Name:	Lynne-Marie Paquette
Title:	Associate

Signature Page

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